Exhibit 10.7

DATED	May 10	2007

(1)	THOSE COMPANIES PARTICULARS OF WHICH ARE SET OUT IN SCHEDULE 1

(2)	BABCOCK INTERNATIONAL GROUP PLC

(3)	KBR, INC.

AGREEMENT relating to the sale and purchase of the entire issued share capital of Devonport Management Limited

Kirkpatrick & Lockhart Preston Gates Ellis LLP
110 Cannon Street London EC4N 6AR
Tel: +44 (0)20 7648 9000
Fax: +44 (0)20 7648 9001
Ref: HDK/JRD/6011542.0001

21.	Waivers and Remedies	28

22.	Counterparts	28

23.	Invalidity	28

24.	Effect of Completion	29

25.	Assignment	29

26.	Notices	29

27.	Contracts (Rights of Third Parties) Act 1999	30

28.	Confidential Information	31

29.	Governing Law and Jurisdiction	31

SCHEDULE 1 The Sellers		33

SCHEDULE 2 The Company		34

SCHEDULE 3 The Subsidiaries		35

SCHEDULE 4 The Properties		49

SCHEDULE 5 Conditions To Completion		56

SCHEDULE 6 Conduct of the Group before Completion		57

SCHEDULE 7 Completion		60

SCHEDULE 8 Sellers' Warranties		64

SCHEDULE 9 Limitations on Sellers' Liability		88

SCHEDULE 10 Purchaser's Warranties		96

SCHEDULE 11 Registered Intellectual Property Rights		97

SCHEDULE 12 IT Systems and IT Contracts		100

THIS AGREEMENT is made on May 10	2007

BETWEEN:

(1)	THOSE COMPANIES PARTICULARS OF WHICH ARE SET OUT IN SCHEDULE 1 (the "Sellers");

(2)	BABCOCK INTERNATIONAL GROUP PLC, a company incorporated in England and Wales with company number 02342138 and whose registered office is at 2 Cavendish Square, London W1G 0PX (the "Purchaser"); and

(3)	KBR, INC., a company incorporated in the state of Delaware, USA and whose principal place of business is at 601 Jefferson Street, Houston, Texas 77002, USA (the "Guarantor").

WHEREAS:

(A)	The Company is a private company limited by shares incorporated in England and Wales with company number 02959785.

(B)	The Sellers have agreed to sell and the Purchaser has agreed to purchase all of the issued shares in the capital of the Company on the terms and subject to the conditions set out in this Agreement.

(C)	The Guarantor has agreed to guarantee the performance of the obligations of KBR under this Agreement.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context requires otherwise:

"Accounts" means the audited consolidated financial statements of the Company for the accounting period ended on the Accounts Date comprising a balance sheet of the Company, a consolidated balance sheet, profit and loss account and cash flow statement of the Group and notes thereon together with the directors' report and the auditors' report;

"Accounts Date" means 31 December 2006;

"Alliance Agreement" means an agreement dated 8 April 1997 between (1) DRDL; (2) Kellogg Brown & Root Limited (formerly known as Brown and Root Limited); (3) Rolls Royce Power Engineering Plc; (4) Strachan & Henshaw Limited; (5) Jacobs U.K. Limited (formerly known as Babtie Group Limited); and (6) BNFL Engineering Limited, and relating to the D154 Agreement;

"Alliance Deed of Adherence" means the deed of adherence in the agreed form in respect of the Alliance Agreement together with such amendments thereto as are required by any third party thereto, and are consented to by the Purchaser and the Sellers, such consent not to be unreasonably withheld or delayed;

"ASL" means Appledore Shipbuilders (2004) Limited;

"Authority" means The Secretary of State for Defence;

"Authority Contracts" means all and any agreements entered into between any member of the Group and the Authority;

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open for business in London for the transaction of normal banking business;

"Company" means Devonport Management Limited, brief details of which are set out in Schedule 2;

"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 6;

"Completion Date" has the meaning given to that expression in Clause 6.1;

"Conditions" means the conditions referred to in Clause 3 and set out in Schedule 5;

"Confidential Information" means confidential information, know-how and records, in each case, to the extent relating to any Group Company's business or affairs, including (i) drawings, designs, formulae, specifications, processes, data relating to inventions, testing procedures, test results and instruction and trading manuals; (ii) customer lists, sales targets and statistics, market research surveys and reports and marketing and promotional information; (iii) business plans and forecasts; and (iv) technical expertise;

"Connected Persons" means, in relation to any party, that party's group undertakings, other than in the case of the Sellers, any Group Company;

"Consideration" means the consideration for the sale and purchase of the Shares as stated in Clause 5.1;

"D154 Agreement" means an agreement for the provision of refitting and refuelling of submarines at Devonport Royal Dockyard dated 13 March 1997 and entered into between the Authority and DRDL (as varied from time to time);

"Data Room" means the data room operated by the Sellers' Solicitors and made available to the Purchaser for the purpose of reviewing information relating inter alia to the Company, the Subsidiaries and the Properties;

"Deeds of Adherence" means the deeds of adherence in the agreed form together with such amendments thereto as are required by the Authority and are consented to by the Purchaser and the Sellers, such consent not to be unreasonably withheld or delayed, in respect of various guarantees and parent company guarantees given by the Sellers and the Sellers' parent companies pursuant to inter alia the Principal Agreement and the D154 Agreement (but excluding, for the avoidance of doubt, the Alliance Deed of Adherence);

"Disclosure Letter" means the letter of the same date as this Agreement from the Sellers to the Purchaser qualifying the Sellers' Warranties;

"DRDL" means Devonport Royal Dockyard Limited, brief details of which are set out in Schedule 3;

"Enabling Agreement" means an agreement dated 13 March 1997 between (1) the Authority; and (2) DRDL, entered into pursuant to the Principal Agreement relating to the terms on which DRDL can carry out certain work (placed other than by competitive tender) on behalf of the Authority;

"Encumbrance" means a mortgage, charge, pledge, lien or other form of security or any proprietary interest or right of any third party including any option, right of pre-emption or right of first refusal;

"Environment" means all or any living organism (including man), ecosystems and the media of the air (including air within natural or man-made structures above or below ground), water and land;

"Environmental Laws" means all Laws concerning the protection or prevention of harm to the Environment or worker health and safety which are in force and binding on any Group Company at or prior to the date of this Agreement but excluding for the avoidance of doubt Nuclear Laws, laws relating to fire precautions and laws relating to town and country planning;

"Environmental Licences" means any permit, licence, consent, exemption, registration or authorisation required under Environmental Laws or Nuclear Laws in relation to the operation of the business of any Group Company;

"FNC Group" means Frazer-Nash Consultancy Group Limited and its subsidiaries;

"full title guarantee" has the meaning given to that expression by the Law of Property (Miscellaneous Provisions) Act 1994;

"Group" means the Company and the Subsidiaries and "Group Company" means a member of the Group;

"group undertaking" shall be construed in accordance with section 259 of the Companies Act 1985;

"Hazardous Substances" means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or have a deleterious effect on the Environment;

"holding company" means a holding company within the meaning of section 736 of the Companies Act 1985;

"Information Memorandum" means the information memorandum relating to the Group dated  March 2007;

"Intellectual Property Rights" means patents, trade marks, service marks, logos, get-up, rights in design, trade or business names, copyright (including rights in computer software) and moral rights, topography rights and database rights (whether or not any of these is or are registered and including applications for registration);

"Interest Payment" means the sum, if any, calculated in accordance with Clause 5.2;

"IT Contracts" means all agreements under which any third party provides to a Group Company any material element of, or material services relating to, the IT Systems (including leasing, licensing, maintenance and service agreements) as listed in Part 2 of Schedule 12;

"IT Systems" means the material computer and communications systems (including all material computer hardware) owned or used by a Group Company (but excluding the IT Contracts) as listed in Part 1 of Schedule 12;

"KBR" means Kellogg Brown & Root Holdings (U.K.) Limited (registered number 01870934), being one of the Sellers;

"Laws" means all laws, statutes, orders, regulations or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, statutory guidance, written agreements with regulators and equivalent control;

"Leakage" means any of the following which occur on or after the Accounts Date but on or before the Completion Date:

(a)	any dividend, or distribution declared, paid or made by any Group Company (other than to another Group Company) on any of the issued share capital of the Company;

(b)
any payments made (including management fees), or agreed to be made, by any Group Company, to (or assets transferred or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of) any of the Sellers or any of their Connected Persons (including, without limitation, any payment or accrual of interest) by any Group Company;

(c)
any payments made or agreed to be made by any Group Company other than to another Group Company in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)	any payments made or agreed to be made by any Group Company (other than to another Group Company) to the Sellers or any of their Connected Persons in respect of any loan capital of any Group Company;

(e)	the waiver by any Group Company of any amount owed to that Group Company by any of the Sellers or any of their Connected Persons;

(f)
any payment by any Group Company of any fees or expenses in connection with the preparation for, negotiation or consummation of the sale of the Shares pursuant to, or the entry into of, this Agreement; and

(g)	the agreement or undertaking by any Group Company to do any of the matters set out in (a) to (f) above,

but does not include the following items:

(i)
management fees payable to the Sellers or any of their Connected Persons in respect of the period up to Completion of an amount equal to £11,220 multiplied by the number of days elapsed from (and including) 1 January 2007 to (but excluding) the Completion Date;

(ii)
payments to the Sellers or any of their respective Connected Persons for goods or services in the ordinary course of business and on an arms length basis of a kind supplied by any of them to persons (other than their Connected Persons) in the ordinary course of their business;

(iii)	the services provided by KBR or any of its Connected Persons as detailed in Clause 7.2;

(iv)	the dividend declared by the Company on 14 December 2006 in the sum of £10,000,000 (ten million pounds) and paid on 18 January 2007;

(v)	any fees and expenses incurred by any Group Company and reimbursed on or prior to Completion by any of the Sellers or their respective Connected Persons to any such Group Company; and

(vi)	any fees paid by any Group Company to KBR or any of its Connected Persons in respect of the secondment of J. Lofty to any Group Company;

"Lease" means a lease under which a Property is held by a Group Company;

"Licences In" and "Licences Out" have the meanings given to those expressions in paragraph 26.2 of Schedule 8;

"Losses" means all losses, damages, liabilities, costs (including without limitation reasonable legal costs) charges, expenses, actions, proceedings, claims and demands;

"LSC Group" means LSC Group Holdings Limited and its subsidiaries;

"Management Accounts" means the unaudited consolidated management accounts of the Company for the period from the Accounts Date to 31 March 2007 copies of which are attached to the Disclosure Letter;

"Material Contract" means any contract between a Group Company and any person supplying goods or services to it in relation to which estimated expenditure for the calendar year 2007 by the Group is in excess of £5,000,000 (five million pounds), any contract between a Group Company and any customer of it in relation to which estimated expenditure for the calendar year 2007 by the customer is in excess of £5,000,000 (five million pounds), the contracts referred to in paragraph 10.7 of Schedule 8, the Privatisation Agreements and all other agreements with the Authority listed in Document 1.17.1 of the Data Room;

"Nuclear Laws" means all Laws (including without limitation the Nuclear Installations Act 1965 and the Ionising Radiation Regulations 1999) concerning radioactive substances which are in force and binding on any Group Company at or prior to the date of this agreement;

"Operating Agreement" means an agreement dated 13 March 1997 between the Authority and DRDL entered into pursuant to the Principal Agreement relating to terms and conditions with which DRDL is required to comply in relation to the operation of Devonport Royal Dockyard;

"Permit" means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation and a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of any Group Company's business, its ownership, possession, occupation or use of an asset or the execution and performances of this Agreement;

"Principal Agreement" means the agreement dated 11 February 1997 between (1) the Authority; (2) KBR (formerly known as Halliburton Holdings Limited); (3) The Weir Group plc; (4) Balfour Beatty Plc (formerly known as BICC plc); (5) DRDL; (6) Kellogg Brown & Root Limited (formerly known as Brown & Root Limited); (7) Halliburton Company; (8) ASL; and (9) and the Company pursuant to which, inter alia, the entire issued ordinary share capital of DRDL (save for the Special Share retained by the Authority) was acquired by the Sellers;

"Privatisation Agreements" means the Principal Agreement, the Operating Agreement, the Enabling Agreement and the Services Agreement, each as amended by the Privatisation Amendment Agreement;

"Privatisation Amendment Agreement" means the agreement dated on or about 17 September 2002 between the Authority (1) KBR (formerly known as Halliburton Holdings Limited); (2) The Weir Group plc; (3) Balfour Beatty Plc (formerly known as BICC plc); (4) DRDL; (5) Kellogg Brown & Root Limited (formerly known as Brown & Root Limited); (6) Halliburton Company; (7) ASL (formerly known as Devonport Management Limited); and (8) and the Company amending certain provisions of the Principal Agreement, the Enabling Agreement, the Operating Agreement and the Services Agreement;

"Properties" means the freehold and leasehold properties referred to in Schedule 4;

"Purchaser's Group" means the Purchaser, its subsidiaries, any holding company of the Purchaser and all other subsidiaries of any such holding company, in each case from time to time;

"Purchaser's Solicitors" means Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA;

"Purchaser's Warranties" means the warranties given by the Purchaser pursuant to Clause 11 and set out in Schedule 10;

"Sellers' Solicitors" means Kirkpatrick & Lockhart Preston Gates Ellis LLP of 110 Cannon Street, London EC4N 6AR;

"Sellers' Warranties" means the warranties given by the Sellers pursuant to Clause 8 and set out in Schedule 8;

"Senior Employee" means any employee of any Group Company whose basic rate of remuneration exceeds £75,000 per annum;

"Services Agreement" means an agreement dated 13 March 1997 between the Authority and DRDL entered into pursuant to the Principal Agreement relating to the provision of specified services;

"Shares" means 204 fully paid ordinary A shares of £1 each and 196 fully paid ordinary B shares of £1 each in the capital of the Company comprising the entire issued share capital of the Company;

"Special Share" means the one special share of £1 in the capital of DRDL owned by the Authority;

"Subsidiaries" means the companies brief details of which are set out in Schedule 3;

"subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985;

"Tax" or "Taxation" has the meaning given to that expression in the Tax Covenant;

"Tax Authority" has the meaning given to that expression in the Tax Covenant;

"Tax Covenant" means the tax covenant in the agreed form;

"Taxation Statute" means any statute, statutory instrument, decree, order, enactment, law, bye law, regulation or legislative provision, whether domestic or foreign, providing for or imposing any Taxation including, for the avoidance of doubt, any directives and regulations adopted by the Council of the European Union;

"Tax Warranties" means the Sellers' Warranties set out in paragraph 29 of Schedule 8;

"Termination Deed" means the deed of termination in the agreed form in relation to the services provided to the Group by the Sellers and their respective Connected Persons to be entered into at Completion in accordance with Clause 7.2;

"Transaction Documents" means this Agreement, the Disclosure Letter, the Tax Covenant and any other agreement entered into pursuant to this Agreement;

"Transfer Regulations" means Transfer of Undertakings (Protection of Employment) Regulations 2006;

"the Transitional Services Agreement" means the Transitional Services Agreement between KBR (1) and the Company (2) in the agreed form; and

"TULR(C)A" means Trade Unions and Labour Relations (Consolidation) Act 1992.

1.2	In this Agreement, unless the context requires otherwise:

(a)	references to Clauses and Schedules are references to clauses of and schedules to this Agreement;

(b)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Schedules;

(c)	headings are included for convenience only and shall not affect the interpretation of this Agreement;

(d)	the singular includes the plural and vice versa and use of any gender includes the other genders;

(e)	references to a "company" mean any company, corporation or other body corporate (wherever incorporated);

(f)
references to a "person" mean any individual, trust, firm, company, government, governmental (or supra-governmental) agency, authority or department or any joint venture, partnership or association (whether or not having separate legal personality);

(g)	any reference to a party means any party to this Agreement;

(h)
any reference to a document in the "agreed form" means the document in a form agreed between the parties and initialled for the purposes of identification by or on behalf of the Sellers and the Purchaser;

(i)
where any statement is qualified by the expression "so far as the Sellers are aware" or any similar expression, that statement shall be limited to the actual awareness only of David Dunbar, Bang Chaun Liew, Alan Mitchelson, Sir Malcolm Pledger, Andrew Rose, Mark Selway, Bruce Stanski, Ian Tyler, Dennis Gilbert and Henry Warren and shall be treated as including an additional statement that it has been made after reasonable enquiry of the following persons only: Peter Whitehouse, Gareth Unsworth, Roger Hardy, Phil Jones, Andrew Hamilton, Stephen Hills, Ray Wyborn, David Nobes, Frank Francis, Andy Nicholls and Mark Lomas;

(j)
any agreement, covenant, warranty, statement or undertaking on the part of 2 or more parties (including, for the avoidance of doubt, the Tax Covenant) is made or given by such parties severally and not jointly and severally; and

(k)
any reference to any statute or statutory provision includes that statute or statutory provision as from time to time amended, modified, consolidated or re-enacted (whether before or after the date of this Agreement), except to the extent that any such amendment, modification, consolidation or re-enactment would increase or extend the liability of the Sellers or any of them under this Agreement.

2.	Sale of Shares

2.1
Subject to the terms of this Agreement, each Seller shall sell with full title guarantee and as legal and beneficial and free from all Encumbrances the number of Shares set out opposite its name in the second column of Schedule 1 and the Purchaser shall purchase all of the Shares together with all rights attaching to them at the Completion Date (including the right to receive all dividends and distributions declared, paid or made after the Accounts Date, other than the dividend of £10,000,000 (ten million pounds) declared on 14 December 2006 and paid on 18 January 2007).

2.2
Each of the Sellers waives or agrees to provide the waiver of any rights it or any other person may have in relation to the Shares under the articles of association of the Company or otherwise prior to Completion.

2.3
The Sellers shall procure that the Company shall provide to the Authority upon request such information as the Authority is entitled pursuant to the articles of association of DRDL (including, without limitation, article 7(B)(1)) to request in respect of the Purchaser or any person connected with the Purchaser and the Purchaser shall promptly provide such information to the Sellers and the Company on request for onward transmission to the Authority.

3.	Conditions

3.1	Completion of the sale and purchase of the Shares pursuant to this Agreement is subject to the Conditions having been fulfilled or waived in accordance with this Agreement.

3.2
The Sellers and the Purchaser shall each use all reasonable endeavours to fulfil or procure the fulfilment of the Condition set out in paragraph 2 of Schedule 5 as soon as possible and in any event by not later than 5.00 p.m. on 9 July 2007.

3.3
The Purchaser shall use all reasonable  endeavours to fulfil or procure the fulfilment of the Condition set out in paragraph 1 of Schedule 5 as soon as reasonably practicable and each of the Sellers shall provide, and shall procure that each Group Company shall provide to the Purchaser, as soon as reasonably practicable after being requested by the Purchaser therefor, all necessary information relating to the Group required for the preparation of the circular referred to in clause 3.4(a) in order for the Purchaser to fulfil or procure the fulfilment of such Condition.

3.4	Without prejudice to the generality of Clause 3.3, the Purchaser undertakes to procure that, subject to the Sellers' compliance with Clause 3.3:

(a)
a circular is despatched to its shareholders as soon as reasonably practicable following the date of this Agreement containing a notice convening an extraordinary general meeting of the Purchaser for no later than 30 June  2007 and that there is proposed at such meeting the resolution referred to in paragraph 1 of Schedule 5; and

(b)	the circular referred to in sub-paragraph (a) above contains a recommendation by the directors of the Purchaser recommending shareholders to vote in favour of such resolution.

3.5	With regard to the waiver of any of the Conditions:

(a)	the Purchaser may, with the consent of the Sellers, waive in whole or part the Condition listed in paragraph 1 of Schedule 5; and

(b)	the Condition set out in paragraph 2 of Schedule 5 may not be waived by any party.

3.6
If either of the Conditions set out in Schedule 5 is not fulfilled or waived (if capable of being waived) on or before 5.00 p.m. on 9 July 2007 (or such later time and/or date as the parties may agree), this Agreement shall automatically terminate and cease to have effect (save for this Clause 3.6 and Clauses 1, 3.7, 15, 16, and 19 to 27 (inclusive)  and 29 which shall continue to have effect) and no party shall have any claim under this Agreement against any other party save in respect of any rights and liabilities of the parties which have accrued under this Agreement before its termination or in relation to those provisions of this Agreement referred to above which continue to have effect following its termination.

3.7
If Completion does not take place as a result of a failure by the Purchaser to fulfil the Condition set out in paragraph 1 of Schedule 5 (and provided such failure has not resulted from any act or omission on the part of any Seller including an omission by any Seller to act in accordance with its obligations under Clause 3.3), the Purchaser shall pay £8,000,000 (eight million pounds) to the Sellers in immediately available funds which is a genuine pre-estimate of the Sellers' damages.

4.	Conduct of the Group before Completion

4.1	Subject to Clause 4.2, each Seller undertakes to the Purchaser to procure that, during the period between the date of this Agreement and Completion:

(a)	each Group Company carries on its business in the ordinary and usual course in all material respects;

(b)	each Group Company takes all reasonable steps to preserve and protect its assets so as to prevent a material diminution in the value thereof compared to the value at the date hereof;

(c)	each Group Company continues to undertake the Authority Contracts as such contracts are being carried out at the date hereof; and

(d)
save with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), no Group Company shall undertake, carry out or enter into any of the acts, matters or transactions listed in Schedule 6.

4.2	(Save as to Clause 4.2(f) being subject to paragraph (x) of Schedule 6) nothing in Clause 4.1 and/or Schedule 6 shall operate so as to prevent or restrict or require the consent of the Purchaser for:

(a)	the performance by any Group Company of any of its obligations pursuant to a contract or arrangement entered into before the date of this Agreement;

(b)	any action reasonably undertaken by any Group Company in an emergency or disaster situation with the bona fide intention of mitigating any adverse effect thereof;

(c)	any act, matter or transaction contemplated by any of the Transaction Documents;

(d)	any act, matter or transaction undertaken at the request of the Purchaser;

(e)	the payment for any of the matters listed in paragraphs (i), (ii), (iii), (v) and (vi) to the definition of "Leakage"; or

(f)
subject to paragraph (x) of Schedule 6, any act, matter or transaction taken by any Group Company with a view to preserving its relationship with the Authority and in particular (but without limitation) so as not to prejudice the WSMI contract or any renewal or extension of it, provided that the relevant Group Companies shall consult with the Purchaser in relation to any discussions with the Authority in relation to the WSMI contract.

4.3
Pending Completion the Purchaser and any person reasonably authorised by it (subject to all applicable security restrictions) shall be given access to the Properties and to all the books and records of each Group Company, and the directors and Senior Employees of each Group Company shall be instructed to give promptly all such information and explanation as the Purchaser or any such person may reasonably request, in each case, in order to allow the Purchaser to prepare for its ownership of the Company.

4.4	The Purchaser and the Sellers shall use their respective reasonable endeavours to agree the final form of the Alliance Deed of Adherence with the third parties thereto.

4.5	As soon as reasonably practicable after the final form of the Alliance Deed of Adherence shall be agreed with the third parties thereto (but not earlier than Completion):

(a)	the Purchaser shall duly execute and deliver a counterpart of the final form of the Alliance Deed of Adherence to the other parties thereto;

(b)
the Sellers shall and shall procure that any of their respective Connected Persons who are parties thereto shall duly execute and deliver a counterpart of the final form of the Alliance Deed of Adherence to the other parties thereto; and

(c)
the Purchaser and the Sellers shall use their respective reasonable endeavours to procure the execution and delivery of a counterpart of the final form of the Alliance Deed of Adherence by the other parties thereto.

4.6
After the date of this Agreement KBR or its relevant Connected Persons shall contact the software providers listed in Schedule 1 of the Transitional Services Agreement in order to request that such software providers consent to the Group benefiting from such software licences in accordance with the terms of the Transitional Services Agreement.

4.7
For the purposes of Clause 4.1(d), the Purchaser shall nominate a person or persons  who will liaise with the Group Companies and/or the Sellers in order to ensure that any requests for any necessary consents and agreements are dealt with in an efficient manner.

5.	Consideration

5.1
The consideration for the sale and purchase of the Shares shall be the aggregate of the cash sum of £350,000,000 (three hundred and fifty million pounds) and, if relevant, a sum equal to the Interest Payment, exclusive of stamp duty and other transfer taxes (if any).

5.2
The Interest Payment shall be a sum equal to notional interest on £350,000,000 (three hundred and fifty million pounds) calculated, if such date shall be before the Completion Date, from 8 July 2007 until the Completion Date (or if Completion shall be delayed as a consequence of any act or omission of the Sellers, then the date Completion would have occurred, but for such act or omission) at a rate per annum of 1.5 per cent. above the average (rounded upward when necessary to the nearest 1/16th of one per cent) of the London Inter-Bank Offered Rates of the last 3 Business Days immediately preceding the date hereof.  The London Inter-Bank Offered Rates for such days shall be the rate at which Barclays Bank plc (or such other London bank as the Sellers shall nominate for the purpose) shall offer 6 month sterling deposits of £1,000,000 (one million pounds) to leading banks in the London Inter-Bank Market at or about 11.00 am (London time) on such days.  The certificate of Barclays Bank plc (or such other London bank as the Sellers shall nominate for the purpose) as to the rate of interest shall be conclusive and binding on the parties and, when determining the interest rate, Barclays Bank plc shall be acting as an expert.

5.3
The Consideration, which shall be apportioned among the Sellers as shown in the third column of Schedule 1, shall be paid in cash on Completion in accordance with Clause 6 and paragraph 3(a) of Schedule 7.

5.4	The Consideration shall be deemed to be reduced by the amount of any payment to the Purchaser in respect of any claim under the Sellers' Warranties or under the Tax Covenant.

5.5	At Completion each of the Sellers covenants to pay to the Purchaser:

(a)
an amount equal to their relevant percentage (and for this purpose the relevant percentage in relation to each Seller shall be the percentage which is set opposite its name in column 5 of Schedule 1) of all sums payable at Completion by DRDL to four of the management team of DRDL (being Henry Warren, Dennis Gilbert, Gareth Unsworth and Peter Whitehouse) under a potential retention pay plan (equating to each individual's annual base salary with a possible entitlement to an additional amount equal to twice each individual's annual base salary), together with a further amount equal to 12.8 per cent. thereon, and further amounts equal to any PAYE income tax and employees' national insurance contributions unless such amounts have already been deducted from the sums stated to be payable to the individuals and accounted for to HM Revenue & Customs; and

(b)
an amount equal to the relevant percentage (and for this purpose the relevant percentage in relation to each Seller shall be the percentage which is set opposite its name in column 5 of Schedule 1) of all fees of DRDL (including any VAT) due to certain professional advisers (being PricerWaterhouseCoopers, Herbert Smith, KPMG, Bond Pearce and Wolferstans) in relation to services provided in respect of the sale of the Shares under this Agreement, which services (and the fees or estimates therefor) are set out in paragraph 7.1(l) of the Disclosure Letter.

5.6	The precise amount of the sums and fees referred to in Clause 5.5 shall be notified to the Purchaser by the Sellers not later than two Business Days prior to the Completion Date.

5.7
The Purchaser is hereby irrevocably authorised to deduct an amount equal to the payments to be made by each Seller to the Purchaser pursuant to Clause 5.5 from the Consideration payable to that Seller.

5.8
Subject to compliance by the Sellers with Clause 5.5, the Sellers shall have no further obligation to the Purchaser or any Group Company in respect of the sums payable by DRDL referred to in Clause 5.5.

5.9
When and to the extent that DRDL obtains and utilises a tax deduction for the payments made by it referred to in Clause 5.5, the Purchaser will pay to the Sellers an amount equal to one half of the amount of the tax saved (including the 12.8 per cent. paid in respect of employers' national insurance contributions) in the relevant percentages (and for this purpose the relevant percentage in relation to each Seller shall be the percentage which is set opposite its name in column 5 of Schedule 1).

5.10	All payments under Clauses 5.5 and 5.9 shall be treated as adjustments to the Consideration.

6.	Completion

6.1
Completion shall take place on the third Business Day following the first Business Day on or by which all the Conditions have been fulfilled or waived (if capable of being waived) at the offices of the Sellers' Solicitors (or at such other time and place as the Sellers and the Purchaser may agree in writing) (the "Completion Date").

6.2	At Completion the Sellers and the Purchaser shall comply with their respective obligations set out in Schedule 7.

6.3
Payment by the Purchaser of the Consideration (less the deduction referred to in Clause 5.7) in accordance with paragraph 3(a) of Schedule 7 shall constitute payment of the consideration for the Shares and shall constitute a valid discharge of the Purchaser's obligations under Clause 2.1.

6.4
If the respective obligations of the Sellers and/or the Purchaser under Clause 6.2 and Schedule 7 are not complied with in full on the Completion Date, the Purchaser or (as the case may be) the Sellers may (in their sole discretion):

(a)	defer Completion to a date not more than 28 days after the date specified in Clause 6.1 in which event the provisions of this Clause 6 shall apply to Completion as so deferred; or

(b)	proceed to Completion as far as practicable without prejudice to its or their rights under this Agreement; or

(c)	provided that the 28 day period referred to in Clause 6.4(a) has elapsed, terminate this Agreement by notice in writing to the Sellers or (as the case may be) the Purchaser.

6.5
If this Agreement is terminated pursuant to Clause 6.4, this Agreement shall cease to have effect (save for this Clause 6.5 and Clauses 1, 3.7, 15, 16 and 19 to 27 (inclusive) and 29 which shall continue to have effect) and no party shall have any claim under this Agreement against any other party save in respect of rights and liabilities of the parties which have accrued under this Agreement before its termination or in relation to those provisions of this Agreement referred to above which continue to have effect following its termination.

6.6
Neither the Purchaser nor any of the Sellers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed at the same time in accordance with this Agreement.

7.	Post-Completion Undertakings

7.1
Without prejudice to the provisions of Clause 6 and Schedule 7, the Purchaser shall use its reasonable endeavours to procure that, as soon as reasonably practicable after Completion, each Seller and each of its Connected Persons is released from any guarantee, indemnity, counter-indemnity, bond, letter of comfort or other similar obligation given or incurred by it prior to Completion (including, for the avoidance of doubt, any guarantees given in the Alliance Agreement) (provided that, if any such obligation is given or incurred after the date of this Agreement but prior to Completion, the Purchaser has consented to the grant or incurrence of such obligations) in respect of a liability or obligation of any Group Company and pending such release the Purchaser undertakes to each Seller (for itself and on behalf of each of its Connected Persons) to indemnify each Seller and each of its Connected Persons on demand against all Losses arising under or by reason of any such guarantee, indemnity, counter-indemnity, bond, letter of comfort or other similar obligation.

7.2
The parties hereby acknowledge that with effect from Completion, the provision of the following goods or services previously supplied to Group Companies shall (save to the extent otherwise provided for in the Transitional Services Agreement) cease in accordance with the Termination Deed:

(a)	insurance policies provided by KBR or any of its Connected Persons;

(b)	software licences provided by KBR or any of its Connected Persons; and

(c)	management services provided by any of the Sellers or any of their respective Connected Persons,

in each case without any liability to any Group Company and without prejudice to any accrued rights of any Group Company.

7.3
Without prejudice to the provisions of Clause 6 and Schedule 7, each of the Sellers shall use its reasonable endeavours to procure that, as soon as reasonably practicable after Completion, each Group Company is released from any guarantee, indemnity, counter-indemnity, bond, letter of comfort or other similar obligation given or incurred by it prior to Completion in respect of a liability or obligation of any of the Sellers or any of their Connected Persons and pending such release each of the Sellers undertakes to the Purchaser and each Group Company to indemnify the Purchaser and each Group Company on demand against all Losses arising under or by reason of any such guarantee, indemnity, counter-indemnity, bond, letter of comfort or other similar obligation.

8.	Sellers' Warranties

8.1
Subject to Clause 9 and Schedule 9, each Seller warrants to the Purchaser that each of the Sellers' Warranties is true and accurate at the date of this Agreement and each Seller shall be deemed to warrant that paragraph 10.2 only of the Sellers' Warranties is true and accurate immediately prior to Completion by reference to the facts and circumstances then subsisting.

8.2
Each of the Sellers' Warranties shall be construed as a separate and independent warranty and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to or inference from the terms of any other Sellers' Warranty.

8.3	Without prejudice in any way to the Sellers' Warranties, the Purchaser acknowledges and agrees that:

(a)	the Sellers' Warranties are the only warranties given by the Sellers on which the Purchaser may rely in entering into this Agreement;

(b)	no representation or warranty is made or given by any of the Sellers as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter;

(c)
without prejudice to Clause 19 (Entire Agreement), no representation or warranty is made or given by any of the Sellers in relation to the Information Memorandum or as to the accuracy or reasonableness of any forecast, estimate or projection made or provided to the Purchaser or any of its advisers (in whatever form) on or before the date of this Agreement; and

(d)	no representation or warranty is made or given by any of the Sellers as to the future requirements of the Authority for any goods or services to be provided by any Group Company.

8.4
No information relating to the Group of which the Purchaser or any of its agents or advisers has knowledge (whether actual, imputed or constructive or any of them or as a result of any investigation by or on behalf of the Purchaser), other than that contained in or referred to in this Agreement and/or fairly disclosed in the Disclosure Letter in accordance with Clause 9.3, shall prejudice any claim by the Purchaser under the Sellers' Warranties or reduce any amount recoverable thereunder.

8.5
The Sellers irrevocably and unconditionally agree with the Purchaser and its professional advisers that they will not (and will procure that none of their respective Connected Persons will) bring any claim or other action under the Civil Liability (Contribution) Act 1978 of whatever nature and which exists now or may exist in the future and whether known or not known to the Sellers at the date hereof and whether in relation to a matter which is past, present or future and in respect of negligence ("Claim") against any professional advisers of the Purchaser in relation to any work carried out for the Purchaser in respect of this Agreement and/or any Transaction Document.  To the extent that any such Claim exists (if any and without prejudice to the aforesaid), the Sellers severally irrevocably and unconditionally waive  the right to bring any form of claim against or recover any sums from any of the Purchaser's professional advisers in relation to any Claim and unconditionally and irrevocably release the Purchaser's professional advisers from any liability in respect of any such Claim.  It is intended that any relevant professional adviser of the Purchaser shall be entitled to the benefit of the undertakings, releases and waivers provided for in this clause for the purpose of, inter alia, the Contracts (Rights of Third Parties) Act 1999.  Nothing in this clause shall exclude or limit liability in respect of Claims arising directly out of any statements made fraudulently or arising as a direct result of wilful concealment by the Purchaser's professional advisers.

9.	Scope of Sellers' Warranties

9.1	The Purchaser agrees and acknowledges that:

(a)
the only Sellers' Warranties given in respect of the Properties are those contained in paragraph 24 (Property) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of the Properties;

(b)
the only Sellers' Warranties given in respect of matters relating to or governed under Environmental Laws or Nuclear Laws are those contained in paragraphs 25 (Environment), 10.1(e), 10.2  (Contracts and Commitments) and 13.4 (Assets) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of such matters;

(c)
the only Sellers' Warranties given in respect of Intellectual Property Rights are those contained in paragraph 26 (Intellectual Property) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of Intellectual Property Rights;

(d)
the only Sellers' Warranties given in respect of employment matters are those contained in paragraphs 20 (Compliance), 21 (Data Protection) and 22 (Employment) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of employment matters;

(e)
the only Sellers' Warranties given in respect of pensions matters are those contained in paragraphs 22.18 (Employment) and 23 (Pensions) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of pensions matters; and

(f)
the only Sellers' Warranties given in respect of Taxation are those contained in paragraph 29 (Tax) of Schedule 8 and that none of the other Sellers' Warranties shall or shall be deemed to be, whether directly or indirectly, a Sellers' Warranty in respect of Taxation.

9.2
The Sellers' Warranties set out in paragraph 1 of Schedule 8 are given by each Seller in relation to itself and its Connected Persons only and not in relation to any other Seller or that Seller's Connected Persons.

9.3
None of the Sellers shall be under any liability in respect of any claim under the Sellers' Warranties if and to the extent that the fact, matter or circumstance giving rise to the claim is fairly disclosed (with sufficient detail reasonably to identify the nature and scope of the matters disclosed) in the Disclosure Letter or in any document referred to in the Disclosure Letter and delivered or deemed to be delivered with it.

9.4	The Purchaser confirms that none of William Tame, Albert Dungate and Kevin Thomas is aware that any of the Sellers' Warranties is reasonably likely to be incorrect at the date of this Agreement.

9.5
The provisions of Schedule 9 shall apply in relation to claims under the Sellers' Warranties and (to the extent provided therein), the Agreement and the Tax Covenant and shall in particular limit the liability of the Sellers thereunder.

9.6
Any information supplied by or on behalf of any Group Company to or on behalf of any of the Sellers in connection with the Sellers' Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of any Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company and each of the Sellers undertakes to the Purchaser and each Group Company (and their respective directors, officers, employees, agents and advisers) that, other than in the case of fraud, it will not bring any and all claims which it might otherwise have against any Group Company or any of their respective employees, agents or advisers in respect thereof.

10.	Purchaser Remedies

10.1	If at any time between the date of this Agreement and Completion:

(a)
the Purchaser becomes aware of any fact, matter or circumstance which constitutes a material breach of any of the Sellers' Warranties or which would constitute a material breach of any of the Sellers' Warranties if the Sellers' Warranties were repeated at Completion by reference to the facts and circumstances then subsisting;

(b)	there is any breach or non-fulfilment by a Seller of its obligations pursuant to Clause 4.1; or

(c)
there has been any material adverse change in the business, operations, assets, liabilities, financial position, trading position, profits or future prospects, in each case of the Group as a whole, or any event or circumstance that is reasonably likely to result in such a material adverse change, and which, in any such case, is incapable of remedy or, if capable of remedy, has not been remedied by the Sellers within 15 Business Days of the Purchaser making a written request to the Sellers to remedy such breach (or, in any event, has not been so remedied by the last Business Day prior to Completion), the Purchaser shall be entitled by notice in writing to all the Sellers served prior to Completion to terminate this Agreement.

10.2	For the purpose of:

(a)
Clause 10.1(a), a breach or deemed breach shall only be 'material' if it would, if the Sellers' Warranties were repeated at Completion by reference to the facts and circumstances then subsisting, entitle the Purchaser to an amount in damages, following Completion, equal to £52,500,000 (fifty two million, five hundred thousand pounds); and

(b)
Clause 10.1(c), a "material adverse change" in respect of any of the matters listed in such Clause shall mean such a material adverse change resulting in a diminution in the value of the Company (on the basis that the Sellers' Warranties were true and accurate at the date hereof) equal to £52,500,000 (fifty two million, five hundred thousand pounds).

10.3
If this Agreement is terminated pursuant to Clause 10.1, this Agreement shall cease to have effect (save for this Clause 10.3 and Clauses 1, 15, 16, 19 to 27 (inclusive) and 29 which shall continue to have effect) and no party shall have any claim under this Agreement against any other party save in respect of rights and liabilities of the parties which have accrued under this Agreement before its termination or in relation to those provisions of this Agreement referred to above which continue to have effect following its termination.

10.4
If the Purchaser having become entitled to terminate this Agreement pursuant to Clause 10.1 chooses not to do so, it shall not be entitled to pursue any claim for damages or exercise any other right, power or remedy under this Agreement or otherwise provided in law in respect of the breach or deemed breach of the Sellers' Warranty giving rise to the entitlement to terminate save in respect of any matter referred to in sub-Clause 10.1(b).

10.5
Subject to Clause 10.4, the sole remedy of the Purchaser in respect of any breach of any of the Sellers' Warranties shall be an action for damages (subject to the limitations set out in this Agreement) and, save as expressly set out in this Agreement (other than pursuant to Clause 21.5) and except in the case of any fraudulent act or omission by the Sellers, the Purchaser shall not be entitled to terminate or rescind this Agreement in any circumstances whatsoever, whether before or after Completion.

10.6
The Sellers undertake to the Purchaser that they will disclose promptly in writing to the Purchaser any matter or thing of which any of them has actual knowledge after the date hereof and prior to Completion which constitutes a material breach of any of the Sellers' Warranties.  If the Sellers fail to make any disclosure required to be made pursuant to this Clause 10.6, which disclosure would have related to a breach of any of the Sellers' Warranties entitling the Purchaser to terminate this Agreement pursuant to Clause 10.1, then the sole remedy of the Purchaser shall be damages for its loss of opportunity to so terminate this Agreement as a consequence of such non-disclosure provided that the Sellers shall not be liable pursuant to this Clause 10.6 in the event that the Purchaser shall not have complied with its obligations pursuant to Clause 10.7.

10.7
The Purchaser undertakes to the Sellers that it will disclose promptly in writing to the Sellers any matter or thing of which it has actual knowledge after the date hereof and prior to Completion which constitutes a material breach of any of the Sellers' Warranties to the extent that such material breach would give rise to a right of termination of this Agreement in favour of the Purchaser.

10.8
Each of the Sellers confirms that there has been no, and undertakes to procure that prior to Completion there will not be any, Leakage.  Subject to Completion, each of the Sellers undertakes, to the extent that there has been or is any Leakage, to pay to the Purchaser, or as it may direct, immediately on demand an amount equal to the Leakage together with interest on such amount at the rate set out in Clause 17 from the date of the Leakage to the date of payment to the Purchaser, or, in respect of the payment itself, as it directs.

10.9
For the avoidance of doubt, if the Purchaser terminates this Agreement pursuant to Clause 10.1 as a consequence of changes in the requirements of the Authority, the Purchaser shall (subject to Clause 10.3) not have any claim under this Agreement against the Sellers.

11.	Purchaser's Warranties

The Purchaser warrants to each Seller that each of the Purchaser's Warranties is true and accurate at the date of this Agreement.

12.	Restrictions on Sellers' Business Activities

12.1
Each Seller undertakes to the Purchaser that it will not, and that it will procure that none of its Connected Persons from time to time will either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

(a)
for a period of 2 years from the Completion Date solicit or seek to entice away from the employment of any Group Company any person who was at any time during the 12 months before the Completion Date employed by any Group Company in a senior or managerial capacity; or

(b)	at any time after the Completion Date use or hold itself out as using any of the trading or operating names of any Group Company or any similar such name, trading style or derivation therefrom.

12.2
Each undertaking in Clause 12.1 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind each Seller.

12.3	Each of the Sellers agrees that the undertakings contained in this Clause 12 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each Group Company.

12.4
If any undertaking contained in this Clause 12 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  Without prejudice to the generality of the foregoing, in such circumstances, any relevant period of time (as the same may previously have been reduced by virtue of this Clause 12.4) shall take effect as if reduced by successive six month periods until the resulting period shall be valid and enforceable.

13.	Information, Records and Assistance

13.1
Following Completion, the Purchaser shall procure that each Seller is provided with such financial and other information relating to, and is given such access to the books, accounts and other records of, any Group Company in respect of the period up to Completion as the relevant Seller may reasonably request in order to enable it to satisfy its tax, accounting and reporting requirements.

13.2
In the event of an audit by the Authority after Completion directly in relation to the payment of management charges paid by any Group Company to any Seller or any of their Connected Persons prior to Completion, each of the Sellers shall provide the Authority with such information and assistance as, in each case, the Authority may reasonably request for the purposes of providing answers to any queries raised by the Authority in respect of any such audit.

14.	Guarantee

14.1	In consideration of the Purchaser entering into this Agreement with KBR, the Guarantor (subject to Clause 14.7) unconditionally and irrevocably undertakes to the Purchaser:

(a)
to procure that KBR will fully and promptly perform and discharge all present and future actual and purported obligations and liabilities of KBR (referred to in this Clause as the "Guaranteed Obligations") under or in respect of the Transaction Documents; and

(b)
that, if KBR fails to do so, it will itself (and without the need for any demand) perform and discharge the Guaranteed Obligations and indemnify the Purchaser against all losses, liabilities, claims, demands, costs, charges and expenses directly or indirectly suffered or incurred by or made against the Purchaser in connection with or arising out of such failure.

14.2
The liability of the Guarantor under this Clause 14 shall be that of principal obligor and not merely as surety and shall not be limited, discharged or otherwise affected by any time, indulgence, waiver or concession granted by the Purchaser to KBR, by the invalidity, unenforceability or frustration of any of the Guaranteed Obligations, by any lack of capacity or lack or misuse of authority on the part of KBR or its officers, by the liquidation, administration or dissolution of KBR or the disclaimer of any of the Guaranteed Obligations, by any variation or termination of any of the Guaranteed Obligations or by any other fact or circumstance which would or might (but for this provision) limit, discharge or otherwise affect the liability of the Guarantor.

14.3
The obligations of the Guarantor under this Clause 14 are continuing obligations and shall remain in full force and effect so long as any of the Guaranteed Obligations has yet to be fully performed or discharged.

14.4	Until all of the Guaranteed Obligations have been fully performed and discharged the Guarantor shall not, without the prior written consent of the Purchaser:

(a)
exercise as against KBR, in respect of any amount previously paid by the Guarantor under this guarantee, any right of subrogation or any other right or remedy which the Guarantor may have in respect of the same;

(b)
(while any sum is due and payable by the Guarantor hereunder or if it is otherwise liable to perform any of the Guaranteed Obligations) receive, claim or have the benefit of any payment, distribution or security from KBR or exercise any other right or remedy (including, but not limited to, any right of set-off) which the Guarantor may have in respect of the same; or

(c)	prove in any liquidation of KBR in competition with the Purchaser for any sums owing to the Guarantor by KBR,

unless in any such case instructed in writing by the Purchaser to do so; and the Guarantor shall hold in trust for the Purchaser (for application by the Purchaser in or towards the discharge of the Guaranteed Obligations) the benefit of all such rights, remedies, payments, distribution and security and moneys at any time received or held by the Guarantor in respect of any of them.

14.5
The obligations of the Guarantor under this Clause 14 shall be in addition to and shall not merge with or prejudice or be prejudiced by any collateral or other security now or in future held by the Purchaser.

14.6
The Guarantor warrants to the Purchaser in the terms of paragraph 1 (Capacity and Authority) and 28 (Insolvency) of Schedule 8 both at the date of this Agreement and immediately prior to Completion save that:

(a)	reference in paragraph 1 to Kellogg Brown & Root Holdings (U.K.) Limited and the Seller shall be replaced by the appropriate references to the Guarantor; and

(b)
reference in paragraph 28 to any proceedings, events and appointments shall, for the purposes of this Clause 14.6, also include any analogous proceedings, events or appointments in any relevant jurisdiction.

14.7
Notwithstanding anything express or implied in this Agreement, the obligations and liabilities of the Guarantor to the Purchaser under this Clause 14 shall be no greater in any respect than the obligations and liabilities of KBR to the Purchaser under this Agreement.

15.	Announcements

15.1
Subject to Clause 15.2 and Clause 15.3, no announcement or circular concerning the sale of the Shares or any related or ancillary matter shall be made or issued by any party (whether before or after Completion) without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed.

15.2
Without prejudice to Clause 15.3, a party may make an announcement concerning the sale of the Shares or a related or ancillary matter if required to do so by law or by any securities exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to which that party is subject but in such circumstances the party required to make the announcement shall take such steps as shall be reasonable and practicable in the circumstances to agree the contents of the announcement with the other parties prior to the release of the announcement.

15.3
Notwithstanding Clauses 15.1 and 15.2, the Purchaser may (without the need for consent from the other parties) make such announcements and issue such circulars concerning the sale of the Shares or any related ancillary matter as may be required in order to satisfy its obligations to fulfil the Condition set out in paragraph 1 of Schedule 5 in accordance with Clause 3.3.

16.	Costs

16.1
Unless expressly otherwise provided in this Agreement, each party shall bear its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the sale and purchase of the Shares.

16.2	The Purchaser shall bear all stamp duty on the transfer of the Shares to it pursuant to the terms of this Agreement.

17.	Interest on Late Payment

If any party defaults in the payment when due of any sum which is required to be paid under this Agreement, the liability of the defaulting party shall be increased to include interest on such sum from the due date for payment until the date of actual payment (after as well as before judgment) at a rate per annum of 4 per cent. above the base lending rate from time to time of Barclays Bank plc.  Interest shall accrue from day to day and shall be compounded quarterly.

18.	Further Assurance

Insofar as it is reasonably able to do so after Completion, each Seller shall (at its own cost) do or procure the doing of such acts and execute or procure the execution of such documents as the Purchaser may reasonably consider necessary for the purpose of vesting legal and beneficial title to the Shares in the Purchaser in accordance with the terms of this Agreement.

19.	Entire Agreement

19.1	The Transaction Documents constitute the whole and only agreements between the parties relating to the sale and purchase of the Shares.

19.2	Each party agrees and acknowledges that:

(a)
in entering into this Agreement, it is not relying on any warranty, representation, undertaking, assurance, promise or other commitment of any nature whatsoever (whether or not in writing) made or given by any other party or any of its Connected Persons prior to the entering into of this Agreement which is not expressly set out in this Agreement; and

(b)
except in the case of fraud, no party shall have any right of action against any other party arising out of or in connection with any such warranty, representation, undertaking, assurance, promise or other commitment except to the extent that it is repeated in this Agreement.

20.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

21.	Waivers and Remedies

21.1
A waiver of any provision of, or right under, this Agreement shall only be effective if it is in writing and signed by the waiving party and shall only be applicable in the circumstances and for the purpose for which it is given.

21.2	No failure or delay by any party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver thereof.

21.3
The single or partial exercise by any party of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

21.4
Except as otherwise expressly provided in this Agreement, the rights, powers and remedies of any party provided under this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

21.5
Subject to Clause 10.5, without affecting any other rights or remedies that any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of any of the provisions of this Agreement, that, accordingly, each party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement by another party, that no proof of special damages will be necessary for the enforcement of such remedies and that no party will raise any objection to the application by any other party for any such remedies.

22.	Counterparts

22.1	This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts but shall not be effective until each party has executed at least one counterpart.

22.2	Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

23.	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, then such provision (or part thereof) shall to that extent be deemed not to be included in this Agreement but the legality, validity and enforceability of the other provisions of this Agreement shall not be affected.

24.	Effect of Completion

The terms of this Agreement (insofar as not performed at Completion and so far as capable of having effect after Completion) shall remain in full force and effect notwithstanding Completion.

25.	Assignment

25.1
Subject to Clause 25.2 no party shall, without the prior written consent of each other party, assign all or any part of the benefit of, or any right or interest in or under or arising from, this Agreement.

25.2
The Purchaser may (without the consent of the Sellers or the Guarantor) assign to any member of the Purchaser's Group the benefit of all or any of the Sellers' obligations or any benefit it enjoys under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of the Purchaser's Group and that immediately before ceasing to be such a member the assignee shall assign the benefit to another member of the Purchaser's Group.  The sale or transfer of all or part of the business of any member of the Group to any member of the Purchaser's Group shall not affect the liability of any of the Sellers under any provision of this Agreement whatsoever.

26.	Notices

26.1	Any notice to be given under or in connection with this Agreement:

(a)	shall be in writing;

(b)
shall be marked for the attention of the person and sent to the address or fax number specified in Clause 26.3 (or such other person, address or fax number as the relevant party may notify to the other parties in accordance with this Clause 26); and

(c)	shall be delivered personally or sent by prepaid first class post, recorded delivery or (if relevant) airmail or by fax.

26.2	Any notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	if sent by pre-paid first class post, recorded delivery or (if relevant) airmail, the second Business Day after the date of posting; and

(c)	if sent by fax, at the time of transmission,

provided that if a notice is, or would (but for this proviso) be deemed to be, received on a day that is not a Business Day or after 5.00 pm on a Business Day, it shall instead be deemed to be received at 9.00 am on the Business Day next following that day.

26.3	The addresses and fax numbers of the parties for the service of notices are:

Kellogg Brown & Root Holdings (U.K.) Limited
Address:  Hill Park Court, Springfield Drive, Leatherhead, Surrey KT22 7NL
Fax no:  01372 866 951
For the attention of:  The Company Secretary

Balfour Beatty plc
Address:  130 Wilton Road, London SW1V 1LX
Fax no:  020 7216 6901
For the attention of: The Company Secretary

The Weir Group plc
Address: Clydesdale Bank Exchange, 20 Waterloo Street, Glasgow G2 6DB
Fax no: +44 141 221 9789
For the attention of:  The Company Secretary

KBR, Inc.
Address: 601 Jefferson Street, Houston, Texas 77002, USA
Fax No: +1 713 753 2017
For the attention of: The General Counsel

Babcock International Group PLC
Address:  2 Cavendish Square, London W1G DPX
Fax no:  020 7291 5055
For the attention of:  The Company Secretary

26.4	To prove service, it shall be sufficient to prove that:

(a)	the envelope containing the notice was properly addressed and delivered to the appropriate address; or

(b)	the envelope containing the notice was properly addressed and posted by pre-paid first class post, recorded delivery or (if relevant) airmail; or

(c)	the notice was transmitted by fax to the fax number of the party to be served.

27.	Contracts (Rights of Third Parties) Act 1999

27.1
Subject to Clause 27.2, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this shall not affect any right or remedy of a third party which is granted by the provisions of this Agreement or which exists or is available apart from that Act.

27.2
Any person (other than the parties) who is given any rights or benefits under Clauses 7.1, 7.3, 8.5 and 9.6 (a "Third Party") shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999 but the Purchaser and the Sellers may amend Clauses 7.1, 7.3, 8.5 and 9.6 without the consent of the Third Party.

28.	Confidential Information

28.1
Each of the Sellers shall not, and shall procure that none of its Connected Persons or any director, officer or employee of such Seller or any such Connected Person shall, use or disclose to any person Confidential Information.

28.2	Clause 28.1 does not apply to:

(a)	disclosure of Confidential Information to or at the written request of the Purchaser;

(b)	use or disclosure of Confidential Information required to be disclosed by law, regulation, the London Stock Exchange, the UK Listing Authority or any other applicable stock exchange;

(c)	disclosure of Confidential Information to any Tax Authority;

(d)	disclosure of Confidential Information to professional advisers for the purpose of advising the relevant Seller; or

(e)	Confidential Information which is in the public domain other than by a Seller's breach of Clause 28.1.

29.	Governing Law and Jurisdiction

29.1	This Agreement (and any disputes, proceedings or claims arising out of or in connection with this Agreement) shall be governed by and construed in accordance with English law.

29.2
Each party agrees that the courts of England are to have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement and each party irrevocably submits to the jurisdiction of the English courts.

29.3
Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document for the purpose of any proceedings begun in England which may arise out of or in any way relate to this Agreement or its formation shall be duly served upon it if delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail), in the case of:

(a)	the Guarantor to KBR, Inc. c/o Kellogg Brown & Root Holdings (U.K.) Limited, Hill Park Court, Springfield Drive, Leatherhead, Surrey KT22 7NL) marked for the attention of The Company Secretary; and

(b)	all other parties to this Agreement, in accordance with the notice provisions set out in Clause 26.3,

or such other person and address in England and/or Wales as the relevant party shall notify the other parties from time to time.

SIGNED by or on behalf of the parties.

SCHEDULE 1

The Sellers

(1)	(2)	(3)	(4)	(5)
Name, address and registered number of each Seller	No. of Shares	Consideration	Maximum aggregate liability of each Seller	Relevant Percentage
Kellogg Brown & Root Holdings (U.K.) Limited Hill Park Court Springfield Drive Leatherhead Surrey KT22 7NL Registered number: 01870934	204 A ordinary shares of £1 each	£178,500,000	£51,000,000 plus 51 per cent. of any re-calculated interest pursuant to paragraphs 3.3(a) and 3.4 of Schedule 9	51%
Balfour Beatty plc 130 Wilton Road London SW1V 1LX Registered number: 00395826	98 B ordinary shares of £1 each	£85,750,000	£24,500,000 plus 24.5 per cent. of any re-calculated interest pursuant to paragraphs 3.3(a) and 3.4 of Schedule 9	24.5%
The Weir Group plc Clydesdale Bank Exchange, 20 Waterloo Street, Glasgow, Scotland G2 6DB Registered number: SC 002934	98 B ordinary shares of £1 each	£85,750,000	£24,500,000 plus 24.5 per cent. of any re-calculated interest pursuant to paragraphs 3.3(a) and 3.4 of Schedule 9	24.5%

SCHEDULE 2

The Company

1.	Date of incorporation:	17 August 1994
2.	Place of incorporation:	England and Wales
3.	Registered number:	2959785
4.	Registered office	c/o Devonport Royal Dockyard Limited Devonport Plymouth PL1 4SG
5.	Directors:
●   David Addison Milne Dunbar*
●   Dennis Ernest Gilbert
●   Bang Chuan Liew*
●   Alan Wallace Fernie Mitchelson*
●   Sir Malcolm David Pledger*
●   Andrew Edward Rose*
●   Mark Wayne Selway*
●   Bruce Alan Stanski*
●   Ian Paul Tyler*
●   Henry William Warren

6.	Secretary	Henry William Warren
7.	Authorised share capital:	£600 divided into 204 A ordinary shares of £1 each, 196 B ordinary shares of £1 each and 200 deferred shares of £1 each
8.	Issued share capital:	£400 divided into 204 A ordinary shares of £1 each and 196 B ordinary shares of £1 each
9.	Registered shareholders:	● Kellogg Brown & Root Holdings (U.K.) Limited - 204 A ordinary shares of £1 each ● Balfour Beatty plc - 98 B ordinary shares of £1 each ● The Weir Group plc - 98 B ordinary shares of £1 each
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

SCHEDULE 3

The Subsidiaries

Devonport Royal Dockyard Limited

1.	Date of incorporation:	26 November 1986
2.	Place of incorporation:	England and Wales
3.	Registered number	2077752
4.	Registered office	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:
●   David Addison Milne Dunbar*
●   Dennis Ernest Gilbert
●   Bang Chuan Liew*
●   Alan Wallace Fernie Mitchelson*
●   Sir Malcolm David Pledger*
●   Andrew Edward Rose*
●   Mark Wayne Selway*
●   Bruce Alan Stanski*
●   Ian Paul Tyler*
●   Henry William Warren

6.	Secretary	Henry William Warren
7.	Authorised share capital:	£5,350,002 divided into 5,350,001 ordinary shares of £1 each and 1 special share of £1
8.	Issued share capital:	£5,350,002 divided into 5,350,001 ordinary shares of £1 each and 1 special share of £1
9.	Registered shareholders:	● Devonport Management Limited - 5,350,001 ordinary shares of £1 each ● Secretary of State for Defence - 1 special share of £1
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

Appledore Shipbuilders (2004) Limited

1.	Date of incorporation:	5 September 1986
2.	Place of incorporation:	England and Wales
3.	Registered number:	2052982
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:	● David Addison Milne Dunbar* ● Dennis Ernest Gilbert ● Henry William Warren
6.	Secretary	Henry William Warren
7.	Authorised share capital:	£1,000,000 divided into 103,000 A ordinary shares of £1 each and 897,000 B ordinary shares of £1 each
8.	Issued share capital:	£1,000,000 divided into 103,000 A ordinary shares of £1 each and 897,000 B ordinary shares of £1 each
9.	Registered shareholders:	Devonport Management Limited
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

Defence Supply Chain Solutions Limited

1.	Date of incorporation:	29 September 2003
2.	Place of incorporation	England and Wales
3.	Registered number:	4915240
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth Devon PL1 4SG
5.	Directors:	● Dennis Ernest Gilbert ● Henry William Warren
6.	Secretary	Henry William Warren
7.	Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1 each
8.	Issued share capital:	£1 divided into 1 ordinary share of £1
9.	Registered shareholders:	Devonport Management Limited
10.	Accounting reference date:	31 December

Frazer-Nash Consultancy Group Limited

1.	Date of incorporation:	29 November 2001
2.	Place of incorporation:	England and Wales
3.	Registered number:	4331183
4.	Registered office:	c/o Devonport Royal Dockyard Limited Devonport Plymouth Devon PL1 4SG
5.	Directors:	● Paul John Best ● Robert Ronald Burge ● David Addison Milne Dunbar* ● Dennis Ernest Gilbert ● Christopher Charles Henry Guyott ● Andrew Graham Milton ● Martin John Simon Palmer ● Henry William Warren
6.	Secretary	Robert Ronald Burge
7.	Authorised share capital:	£165,000 divided into 15,000,000 A ordinary shares of 1 penny each and 1,500,000 B ordinary shares of 1 penny each
8.	Issued share capital:	£115,671 divided into 10,908,600 A ordinary shares of 1 penny each and 658,500 B ordinary shares of 1 penny each
9.	Registered shareholders:	Devonport Management Limited
10.	Accounting reference date:	31 December

Frazer-Nash Consultancy Limited

1.	Date of incorporation:	27 November 1990
2.	Place of incorporation:	England and Wales
3.	Registered number:	2562870
4.	Registered office:	c/o Devonport Royal Dockyard Ltd Devonport Plymouth Devon PL1 4SG
5.	Directors:
●   Paul John Best
●   Mark Stephen Brennan
●   Robert Ronald Burge
●   David Addison Milne Dunbar*
●   Christopher Alexander Edwards
●   Dennis Ernest Gilbert
●   Steven Grant
●   Christopher Charles Henry Guyott
●   Neil Malcolm McDougall
●   Andrew Graham Milton
●   Martin John Simon Palmer
●   Henry William Warren

6.	Secretary:	Robert Ronald Burge
7.	Authorised share capital:	£500,000 divided into 500,000 ordinary shares of £1 each
8.	Issued share capital:	£115,671 divided into 112,671 A ordinary shares of £1 each and 3,000 B ordinary shares of £1 each
9.	Registered shareholders:	Frazer-Nash Consultancy Group Limited
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

FNC Group Limited

1.	Date of incorporation:	21 February 2001
2.	Place of incorporation:	England and Wales
3.	Registered number:	4168638
4.	Registered office:	c/o Devonport Royal Dockyard Limited Devonport Plymouth Devon PL1 4SG
5.	Directors:	● Robert Ronald Burge ● Andrew Graham Milton
6.	Secretary:	Robert Ronald Burge
7.	Authorised share capital:	£10,000 divided into 10,000 ordinary shares of £1 each
8.	Issued share capital:	£2 divided into 2 ordinary shares of £1 each
9.	Registered shareholders:	Frazer-Nash Consultancy Group Limited
10.	Accounting reference date:	31 December

FNC Limited

1.	Date of incorporation:	7 November 1996
2.	Place of incorporation:	England and Wales
3.	Registered number:	3277619
4.	Registered office:	c/o Devonport Royal Dockyard Limited Devonport Plymouth Devon PL1 4SG
5.	Directors:	Andrew Graham Milton
6.	Secretary:	Robert Ronald Burge
7.	Authorised share capital:	£100 divided into 100 shares of £1 each
8.	Issued share capital:	£2 divided into 2 shares of £1 each
9.	Registered shareholders:	FNC Group Ltd
10.	Accounting reference date:	31 December

F N Consultancy Limited

1.	Date of incorporation:	6 March 1991
2.	Place of incorporation:	England and Wales
3.	Registered number:	2588970
4.	Registered office:	c/o Devonport Royal Dockyard Limited Devonport Plymouth Devon PL1 4SG
5.	Directors:	● Robert Ronald Burge ● Andrew Graham Milton
6.	Secretary:	Robert Ronald Burge
7.	Authorised share capital:	£100,000 divided into 100,000 ordinary shares of £1 each
8.	Issued share capital:	£2 divided into 2 ordinary shares of £1 each
9.	Registered shareholders:	FNC Group Ltd
10.	Accounting reference date:	31 December

LSC Group Holdings Limited

1.	Date of incorporation:	24 March 1998
2.	Place of incorporation:	England and Wales
3.	Registered number:	3533640
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:
●   Clive Laurence Bullen
●   Paul Clark
●   David Addison Milne Dunbar*
●   Dennis Ernest Gilbert
●   Nicholas Paul Hawkes
●   Andrew Heap
●   Andrew Graham Milton
●   Michael Owen
●   Martin John Simon Palmer
●   Mark Pearson
●   Henry William Warren

6.	Secretary	Nicholas Paul Hawkes
7.	Authorised share capital:	£100,000 divided into 100,000 ordinary shares of £1 each
8.	Issued share capital:	£100,000 divided into 100,000 ordinary shares of £1 each
9.	Registered shareholders:	Devonport Management Limited
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

LSC Group Limited

1.	Date of incorporation:	8 July 1988
2.	Place of incorporation:	England and Wales
3.	Registered number:	2275471
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:
●   Clive Laurence Bullen
●   Paul Clark
●   David Addison Milne Dunbar*
●   Dennis Ernest Gilbert
●   Nicholas Paul Hawkes
●   Andrew Heap
●   Andrew Graham Milton
●   Michael Owen
●   Martin John Simon Palmer
●   Mark Pearson
●   Henry William Warren

6.	Secretary:	Nicholas Paul Hawkes
7.	Authorised share capital:	£349,097 divided into 349,097 ordinary shares of £1 each
8.	Issued share capital:	£349,097 divided into 349,097 ordinary shares of £1 each
9.	Registered shareholders:	LSC Group Holdings Ltd
10.	Auditors:	KPMG LLP
11.	Accounting reference date:	31 December

Locam Limited

1.	Date of incorporation:	28 April 1999
2.	Place of incorporation:	England and Wales
3.	Registered number:	3761194
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:	● Martin John Simon Palmer ● Henry William Warren
6.	Secretary:	Nicholas Paul Hawkes
7.	Authorised share capital:	£100 divided into 100 ordinary shares of £1 each
8.	Issued share capital:	1 ordinary share of £1
9.	Registered shareholders:	LSC Group Ltd
10.	Accounting reference date:	31 December

Devonport Royal Dockyard Pension Trustees Limited

1.	Date of incorporation:	17 February 1987
2.	Place of incorporation:	England and Wales
3.	Registered number:	2100466
4.	Registered office:	Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:
●   Robert Charles Docherty
●   Christopher John Elliott
●   John Patrick Homeyard
●   Philip Ross Jones
●   Richard Glanville Margetts
●   David Frank Nobes
●   Derick Richard Northcott
●   Peter Sydney Ernest Smith
●   The Trustee Corporation Limited
●   James Brian Varney
●   Henry William Warren

6.	Secretary:	Neil Martin Skinner
7.	Authorised share capital:	£100 divided into 100 ordinary shares of £1 each
8.	Issued share capital:	£100 divided into 100 ordinary shares of £1 each
9.	Registered shareholders:	● Devonport Royal Dockyard Limited - 99 ordinary shares of £1 each ● Secretary of State for Defence - 1 share of £1
10.	Accounting reference date:	31 March

Devonport Royal Dockyard DC Pension Trustees Limited

1.	Date of incorporation:	14 December 2005
2.	Place of incorporation:	England and Wales
3.	Registered number:	5653437
4.	Registered office:	Central Office Block Devonport Royal Dockyard Devonport Plymouth PL1 4SG
5.	Directors:
●   Robert Charles Docherty
●   Christopher John Elliott
●   John Patrick Homeyard
●   Philip Ross Jones
●   Richard Glanville Margetts
●   Derick Richard Northcott
●   Peter Sydney Ernest Smith
●   The Trustee Corporation Limited
●   Henry William Warren

6.	Secretary:	Neil Martin Skinner
7.	Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1 each
8.	Issued share capital:	1 ordinary share of £1
9.	Registered shareholders:	Devonport Royal Dockyard Limited - 1 ordinary share of £1
10.	Accounting reference date:	31 December

CSMG Inc.

1.	Date of incorporation:	12 January 2006
2.	Place of incorporation:	Ontario, Canada
3.	Registered number:	650505-8
4.	Registered office:	c/o Mr Alan J.H. Whiteley 2309 County Road 13 PR3 Picton Ontario, KOK2TO Canada
5.	Directors:	● William Dube ● Henry William Warren ● Alan J.H. Whiteley
6.	Share capital:	2 issued shares
7.	Registered shareholders:	● Devonport Management Limited - 1 share ● Weir Canada Inc - 1 share

SCHEDULE 4

The Properties

Date	Parties	Description
Freehold land and buildings being Devonport Royal Dockyard, Devonport, Plymouth, registered under title number DN380866
Land abutting 4 Basin North (North Yard) at Devonport Road Dockyard, Devonport, Plymouth, registered under title number DN388779
Land (known as Nuclear Transfer Route) in North Yard at Devonport Naval Base, Devonport, Plymouth registered under title number DN479585
13.03.1997	(1) The Authority (2) DRDL	Lease of Land and Buildings M001A and M002 (known as Amenity Room and Refuse Compactor Station) in Morice Yard at Devonport Royal Dockyard, Devonport, Plymouth
13.03.1997	(1) The Authority (2) DRDL	Lease of Building M002B and M004 (known as Gas Meter House and Plant/Boiler House) in Morice Yard at Devonport Royal Dockyard, Devonport, Plymouth, registered under title number DN388795
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Buildings number S081, S086, S087, S089, S084 and S090 being part of Zone 1, in South Yard at Devonport Naval Base, Devonport, Plymouth
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building numbered S113 Devonport Naval Base, Devonport, Plymouth known as Zone 2A
25.03.2003	(1) The Authority (2) DRDL	Lease re Land and Building numbered S115 at Devonport Naval Base known as Zone 2B

Date	Parties	Description
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building numbered S110, S111, S112, S114, S117, S122, S188 and S189, Devonport Naval Base, Devonport, Plymouth known as Zone 2C
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building numbered S100 (comprising Zone 3B) in South Yard, Devonport Naval Base, Devonport, Plymouth
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building S094 (comprising Zones 3C) in South Yard, Devonport Naval Base, Plymouth
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Buildings S056, S057 and S058 in South Yard, Devonport Naval Base, Devonport, Plymouth
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building numbered S130 (known as Machine Shop no. 3) and S133 (Office and Amenity Centre) being Zone 4 in South Yard at Devonport Naval Base, Devonport, Plymouth
13.03.1997	(1) The Authority (2) DRDL	Lease of Land and Building S040 (known as the Dockyard Laboratory) being Zone 5 in South Yard at Devonport Royal Dockyard, Devonport, Plymouth, registered under title number DN388781
25.03.2003	(1) The Authority (2) DRDL	Lease relating to Land and Building numbered S151 and known as Zone 7B in South Yard at Devonport Naval base, Devonport, Plymouth
13.03.1997	(1) The Authority (2) DRDL	Lease of Building N005 (known as Plant/Boiler House) at Devonport Royal Dockyard, Devonport, Plymouth, registered under title number DN388786
13.03.1997	(1) The Authority (2) DRDL	Lease of car parking spaces at Hill 60 at Devonport Royal Dockyard, registered under title number DN388784

Date	Parties	Description
19.02.2002	(1) The Authority (2) DRDL
Lease of Land and Buildings numbered S142 (Amenity Centre and Store), S171 (Latrine), S172 (Number 2 Machine Shop), S181 (Offices), S182 (Workshop and Amenity Centre) and the structures known as Number 3 Slip, Shallow Dock and Slip Jetty and associated parking areas in South Yard at Devonport Royal Dockyard, Devonport, Plymouth

17.09.2002	(1) The Authority (2) DRDL
Lease relating to Premises at HM Naval Base Devonport, Plymouth (Parts of North Yard, Morice Yard, South Yard excluding enclave, Bull Point and Weston Mill - following buildings still occupied by DRDL:
N003
N229
N229A
N236
N238
S023
S024
S105
S107
S108
S118
S119
Laydown Area
Container Pound
M011
M023
M024
M025
M027
M028
M031A
M031B
M031C
M033
M034
BP26
BP27
BP28
BP41
BP51
BP53
BP53A
WM08
WM014
WM015
WM018
Trailer Park

Date	Parties	Description
13.10.2004	(1) The Authority (2) DRDL	Lease relating to Premises at HM Naval Base Devonport Plymouth Building S154 South Yard Enclave
15.04.2005	(1) The Authority (2) DRDL	Lease relating to Buildings S167, S168, S169 and additional land, HM Naval Base, Devonport, Plymouth
30.09.2005	(1) The Authority (2) DRDL	Lease relating to Building M006, HM Naval Base, Devonport, Plymouth
13.10.2004	(1) The Authority (2) DRDL	Lease relating to Premises at HM Naval Base, Devonport, Plymouth Building M008 Morice Yard
13.10.2004	(1) The Authority (2) DRDL	Lease relating to Premises at HM Naval Base, Devonport, Plymouth Building M044 Morice Yard
15.04.2005	(1) The Authority (2) DRDL	Lease relating to Land and Buildings comprising Devonport Distribution Facility (DDF) HM Naval Base, Devonport, Plymouth
17.09.2002	(1) The Authority (2) DRDL
Occupational Licence relating to premises at HM Naval Base, Devonport, Plymouth - following buildings still occupied by DRDL:

N019 *
N019A
N019B
N213
N215 (Ground and Second floors only)
N259 (Ground floor workshops)
S014
S015
WM005
WM006
* 100% Ground Floor (excluding Radiological Area), 80% Mezzanine floor, 50% First Floor

Date	Parties	Description
15.04.2005	(1) The Authority (2) DRDL	Lease relating to Buildings M067 and M068 HM Naval Base, Devonport, Plymouth
22.01.2003	(1) HRH Prince of Wales (2) DRDL	The Lease of foreshore adjoining Pottery Quay in the City of Plymouth
15.03.2004	(1) Appledore Land Limited (2) Dorhold Limited (3) DRDL	Lease of Bidna and Newquay Shipyards, registered under title number DN495720
31.10.2005	(1) Keynsham Assets Limited and Keynsham Assets (No. 2) Limited (2) DRDL	Lease relating to Durley Park, Keynsham, registered under title number ST241216
20.05.2002	(1) Dagnastar (2) LSC Group Limited	Lease of Offices at Catherine House, 40A St Thomas Street, Weymouth

Date	Parties	Description
24.12.2004	(1) Punch Taverns (Offices) Limited (2) LSC Group Limited	Lease of Lincoln House, Fradley Park, Lichfield, registered under title number SF496605
29.09.2001	(1) Hurst Warne Pension Scheme (2) Frazer-Nash Consultancy Limited	Lease of 1 Trinity Street, Bristol
29.09.2001	(1) College Green Small Self-Administered Pension Scheme (2) Frazer-Nash Consultancy Limited	Lease of 4/5 College Green, Bristol
30.03.2006	(1) Spectrum Properties (Scotland) Limited (2) Frazer-Nash Consultancy Limited	Lease of 18 Woodside Place, Glasgow
07.11.2006	(1) Intelligenzia Property LLP (2) Frazer-Nash Consultancy Limited	Lease of First Floor, The Cube, 1 Lower Lamb Street, Bristol, registered under title number BL96916
10.02.2006	(1) Francis Mark Cancellor Bettison and Oliver Joseph Samuel Bettison (2) Frazer-Nash Consultancy Limited	Lease of First Floor at Gordon Court, The Millfields, Plymouth

Date	Parties	Description
07.11.2006	(1) Norwich Property Trust Limited (2) Frazer-Nash Consultancy Limited	Lease of Stonebridge House, Dorking Business Park, Station Road, Dorking, registered under title number SY757595
16.08.2005	(1) HHC Advertising & Design Limited (2) Frazer-Nash Consultancy Limited	Sub-underlease of Suite A, Third Floor, The Colston Tower, Colston Street, Bristol
04.11.2003	(1) Morgan Industrial Properties Limited (2) Frazer-Nash Consultancy Limited	Lease of Cayman House, Crown Square, Centrum 100, Burton on Trent, registered under title number SF480137
26.02.2007	(1) MEPC Birchwood Park No.1 Limited and MEPC Birchwood Park No.2 Limited (2) Frazer-Nash Consultancy Limited	Licence to occupy of Suites 403/404 Chadwick House, Birchwood Park, Birchwood, Warrington Cheshire

SCHEDULE 5

Conditions To Completion

1.	Shareholder Approvals

The passing, at a duly convened and held extraordinary general meeting (or any adjournment thereof) of the Purchaser, of any resolution or resolutions which are necessary, or in the opinion of the Purchaser desirable, to approve, effect and implement the transactions contemplated by this Agreement and to amend any restriction in the Purchaser's articles of association on the Purchaser's ability to borrow.

2.	Authority Consent

Confirmation (to the extent required) of the consent of the Authority to the sale and purchase of the Shares hereunder and the execution and delivery to all the parties thereto of the Deeds of Adherence by the Authority provided that the final form of the Deeds of Adherence contain, in substantially the same form, those provisions of clauses 2.2 and 3.1 of the Deeds of Adherence annexed hereto.

SCHEDULE 6

Conduct of the Group before Completion

The acts, matters and transactions referred to in Clause 4.1(d) are as follows:

(a)	the allotment or issue of, or the grant of any right to call for the allotment or issue of, any share or loan capital of any Group Company;

(b)	the redemption or purchase by any Group Company of any of its own share capital;

(c)	the declaration, making or payment of any dividend (whether in cash or in specie) or other distribution (other than a dividend or other distribution lawfully made to another Group Company);

(d)	the passing of a shareholders' resolution;

(e)	the entering into of any transaction with any Seller or any of its Connected Persons otherwise than on arm's length terms and in the ordinary course of business;

(f)	the amendment of a Material Contract outside the ordinary course of business or termination of a Material Contract;

(g)	the acquisition or disposal of any interest in real property;

(h)
the approval by any Group Company of any capital expenditure (or the entering into of any such capital expenditure which has not been previously approved) which individually, or which, when aggregated with all other capital commitments entered into between the date of this Agreement and Completion, exceeds £500,000 (five hundred thousand pounds);

(i)	the disposal of the whole or any significant part of the business and undertaking of any Group Company;

(j)	the acquisition of any company, business or undertaking;

(k)
the acquisition, otherwise than in the ordinary course of trading, of any asset  for a consideration which individually, or which, when aggregated with all other such acquisitions of such assets exceeds £500,000 (five hundred thousand pounds);

(l)
the amendment, or agreement to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to facilities disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by each Group Company under those facilities);

(m)	the grant of any guarantee, security or indemnity for the obligations of any person (other than a Group Company);

(n)	the cancellation of any Policy (as defined in paragraph 18.1 of Schedule 8);

(o)	the offer by any Group Company to engage a new employee who would become a Senior Employee;

(p)	the dismissal of any Senior Employee by any Group Company except for cause;

(q)	any material amendment (including any increase in emoluments) to the terms of employment of any category of employees of any Group Company;

(r)
the amendment or discontinuance (wholly or partly) of a Disclosed Scheme (as defined in paragraph 23.1 of Schedule 8) or plan, proposal or intent to amend, discontinue (wholly or partly), or exercise a discretion in relation to a Disclosed Scheme;

(s)
the creation of any form of security (other than a lien arising by operation of law or in the ordinary course of business) on or over the whole or any part of the undertaking or assets of any Group Company;

(t)	the commencement of litigation or arbitration proceedings;

(u)
the compromise, settlement, release, discharge or compounding of litigation or arbitration proceedings or the waiver of a right in relation to litigation or arbitration proceedings or the waiver of any material right other than in the ordinary course of trading;

(v)	the entering into of any agreement (whether or not conditional) to do any of the foregoing;

(w)	the surrender or variation of or the application for any material Environmental Licences;

(x)	the entering into of any agreement for or relating to the extension of the WSMI contract;

(y)
the entering into or making of any contract or tender for any contract, or amendment or variation of any contract or tender with any customer or proposed customer, in each case, where the expected total revenue is in excess of £3,000,000 (three million pounds);

(z)
the entering into of any purchase order, sub-contract or service contract for an amount in excess of £500,000 (five hundred thousand pounds), unless as part of an approved contract or as required in order to fulfil the requirements of an existing contract;

(aa)
the entering into of any yacht construction contract or tender for any yacht construction contract (for the avoidance of doubt excluding the provision of non-binding illustrative values in respect of potential new business);

(bb)	the hiring of in excess of 20 (twenty) new employees or contractors;

(cc)	the making of in excess of 20 (twenty) redundancies; and

(dd)
without prejudice to Clauses 15.2 and 15.3, the issuing of any press releases or the giving of any press interviews in relation to the sale of the Shares or the future prospects of the business of the Group.

SCHEDULE 7

Completion

1.	At Completion, the Sellers shall (save in respect of paragraph 1(r) in respect of which only KBR shall) deliver or cause to be delivered to the Purchaser or the Purchaser's Solicitors:

(a)
transfers in respect of the Shares duly executed by the registered holders in favour of the Purchaser together with the share certificates in respect of the Shares (or an indemnity in the agreed form in respect of any missing certificate);

(b)
share certificates in respect of all the issued shares in each Subsidiary other than the Special Share in the capital of DRDL held by the Authority, the share in the capital of Devonport Royal Dockyard Pension Trustees Limited held by the Authority and the share in the capital of CSMG, Inc. held by Weir Canada Inc.;

(c)
powers of attorney in the agreed form given by each of the Sellers in favour of the Purchaser to enable the Purchaser to exercise all voting and other rights attaching to the Shares pending registration of the Purchaser as the holder of the Shares;

(d)
the statutory books (written up to but not including Completion), the certificate of incorporation, any certificate of incorporation on change of name and the common seal of each Group Company (other than CSMG, Inc.);

(e)	schedules of the title deeds of the Properties together with undertakings from the solicitors holding such title deeds to hold the same to the order of the Purchaser;

(f)	written resignations in the agreed form from each director and the secretary of each Group Company who has an asterisk next to his name in Schedule 2 or Schedule 3.

(g)
a copy of the written resignation in the agreed form of the auditors of each Group Company accompanied in each case by a statement that there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of the relevant Group Company and confirmation that the resignation and statement will be deposited at the registered office of the Group Company in accordance with section 394 of the Companies Act 1985;

(h)	a counterpart of the Tax Covenant duly executed by each Seller;

(i)
(subject to the same containing the provisions referred to in the proviso to the Condition set out in paragraph 2 of Schedule 5) a counterpart of each of the Deeds of Adherence duly executed by each Seller;

(j)	the Termination Deed duly executed by the parties thereto;

(k)	certified copies of the minutes of the board meetings held pursuant to paragraph 2 of this Schedule;

(l)	a certified copy of any power of attorney under which any document to be delivered to the Purchaser or the Purchaser's Solicitors pursuant to this paragraph 1 has been executed;

(m)	a certified copy of resolutions of the directors of each Seller approving and authorising the execution of each Transaction Document to which it is a party;

(n)	a certified copy of resolutions of the directors of the Guarantor approving and authorising the execution of each Transaction Document to which it is a party;

(o)
to the extent not in the possession of any Group Company, all books of account or references as to customers and/or suppliers and other records and, all insurance policies, in each case, owned by any Group Company;

(p)	to the extent not in the possession of any Group Company, all licences, consents, permits and authorisations obtained by or issued to any Group Company;

(q)
a release in the agreed form duly executed as a deed, releasing each Group Company and their respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to the Sellers or any of their Connected Persons by any Group Company; and

(r)	a counterpart of the Transitional Services Agreement duly executed by KBR.

2.	At Completion, the Sellers shall procure that:

(a)	a meeting of the directors of the Company is duly convened and held at which resolutions are passed to:

(i)	approve the registration of the transfers referred to in paragraph 1(a) of this Schedule (subject to stamping of the transfers) and authorise the issue of share certificates to the Purchaser;

(ii)	change the Company's accounting reference date to 31 March;

(iii)	appoint persons nominated by the Purchaser as directors and the secretary of the subsidiary and to accept the resignations referred to in paragraph 1(f) of this Schedule;

(iv)	appoint PricewaterhouseCoopers LLP as the auditors of the Company;

(v)	revoke all existing bank mandates and give new instructions to the relevant bank in such form as the Purchaser may require if requested by the Purchaser at least 5 Business Days prior to Completion;

(vi)	change the registered office of the Company to 2 Cavendish Square, London W1G 0PX;

in each case with effect from Completion; and

(b)	a meeting of the directors of each Subsidiary is duly convened and held at which resolutions are passed to:

(i)	change the Subsidiary's accounting reference date to 31 March;

(ii)	appoint persons nominated by the Purchaser as the directors and the secretary of the Subsidiary and to accept the resignations referred to in paragraph 1(f) of this Schedule;

(iii)	appoint PricewaterhouseCoopers LLP as the auditors of the Company;

(iv)	revoke all existing bank mandates and give new instructions to the relevant bank in such form as the Purchaser may require,

(v)	change the registered office of the Subsidiary to 2 Cavendish Square, London W1G 0PX,

in each case with effect from Completion.

3.	At Completion, the Purchaser shall:

(a)
pay the Consideration (less the deductions referred to in Clause 5.7) to the Sellers' Solicitors by way of bank transfer to Lloyds TSB Bank plc, Moorgate Branch, 34 Moorgate, London EC2R 6DN; Sort Code: 30-95-74; Account name: Kirkpatrick & Lockhart Preston Gates Ellis LLP Client account; Account No: 0214272, reference "HDK/6011542.0001";

(b)	deliver to the Sellers' Solicitors:

(i)	a counterpart of the Tax Covenant duly executed by the Purchaser;

(ii)
(subject to the same containing the provisions referred to in the proviso to the Condition set out in paragraph 2 of Schedule 5) a counterpart of each of the Deeds of Adherence duly executed by the Purchaser;

(iii)	a certified copy of resolutions of the directors of the Purchaser approving and authorising the execution of each Transaction Document to which it is a party;

(iv)	a certified copy of the resolution of the shareholders of the Purchaser referred to in paragraph 1 of Schedule 5; and

(v)	a counterpart of the Transitional Services Agreement duly executed by the Purchaser.

SCHEDULE 8

Sellers' Warranties

1.	Capacity and Authority

1.1
Each of Kellogg Brown & Root Holdings (U.K.) Limited and Balfour Beatty plc is a company duly incorporated and validly existing under the laws of England and Wales.  The Weir Group plc is a company duly incorporated and validly existing under the laws of Scotland.

1.2
Each Seller has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and any Transaction Document to which it is a party.

1.3	The obligations assumed by each Seller under this Agreement and any Transaction Document to which it is a party are valid, legal and binding obligations.

1.4
Subject to the fulfilment of the Conditions, the entering into of, and the performance by each Seller of its obligations under, this Agreement and any Transaction Document to which it is a party will not:

(a)	amount to a violation or breach of any law or regulation applicable to it; or

(c)	violate or conflict with the provisions of its constitutional documents.

1.5
Save as set out in Clause 3 and Schedule 5, all necessary governmental and other consents, approvals, licences and authorisations required by each Seller to enable such Seller lawfully to enter into, and to exercise its rights and comply with its obligations under, this Agreement and any Transaction Document to which it is a party have been obtained or effected and are in full force and effect.

2.	Corporate Information

2.1	The information regarding the Company set out in Schedule 2 is true and accurate.

2.2	The information regarding each of the Subsidiaries set out in Schedule 3 is true and accurate.

2.3	Each Group Company is a company duly incorporated and validly existing under the laws of England and Wales.

2.4	The copies of the memorandum and articles of association of each Group Company attached to the Disclosure Letter:

(a)	are complete and accurate;

(c)	have attached to them copies of all resolutions and other documents required by law to be so attached; and

(d)	fully set out the rights and restrictions attaching to each class of share capital of the Group Company to which they relate.

2.5	The statutory books and registers of each Group Company have been properly maintained.

2.6
All returns, particulars, resolutions and other documents which any Group Company is required by law to file with or deliver to the Register of Companies in England and Wales have been duly filed or delivered.

3.	Share Capital of the Company

3.1	The Shares comprise the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid.

3.2
There is no Encumbrance over or affecting any of the Shares and there is no agreement (whether actual or contingent) to create any Encumbrance over any of the Shares.  No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

3.3
There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or confers on any person the right to call for the allotment, issue or transfer of, any shares or securities of the Company.

4.	Share Capital of the Subsidiaries

4.1	All of the issued shares of each of the Subsidiaries have been properly allotted and issued and are fully paid or credited as fully paid.

4.2
All of the issued shares of each of the Subsidiaries are legally and beneficially owned by the Company (or another Group Company) other than the Special Share in the capital of DRDL held by the Authority and the ordinary share in the capital of Devonport Royal Dockyard Pension Trustees Limited held by the Authority.

4.3
There is no Encumbrance over or affecting any of the issued shares of any of the Subsidiaries and there is no agreement (whether actual or contingent) to create any Encumbrance over any of such shares.

4.4
There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or confers on any person the right to call for the allotment, issue or transfer of, any shares or securities of any of the Subsidiaries.

5.	Other Interests

No Group Company:

(a)	owns or has any interest in any securities of any company (other than shares held by it in another Group Company);

(b)	is a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has any branch or permanent establishment outside the United Kingdom.

6.	Accounts

6.1
The Accounts were prepared in accordance with applicable statutory requirements and with accounting standards, policies, principles and practices generally accepted in the United Kingdom at the time they were audited.

6.2
The Accounts show a true and fair view of the state of affairs of the Company and of the Group as a whole as at the Accounts Date and of the profits and losses for the financial year ended on the Accounts Date.

6.3
The Accounts were prepared on a basis consistent with, and using the same accounting policies as those used in the preparation of, the audited consolidated financial statements of the Company for the previous two accounting periods.

6.4
The Management Accounts are not audited but have been prepared so far as relevant in all material respects in accordance with accounting policies consistent with those used in preparing the management accounts of the Company for the previous two accounting periods.

6.5
No Group Company is engaged in any financing (including incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

7.	Changes since the Accounts Date

7.1	Since the Accounts Date:

(a)	the business of the Group as a whole has been carried on in the ordinary and usual course without material alteration in its nature or scope;

(b)	no change in the accounting reference period of any Group Company has been made and no accounting period of any Group Company has ended;

(c)	no resolution in general meeting or written resolution of the members of any Group Company has been passed (other than resolutions relating to the routine business of annual general meetings);

(d)	no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company (other than to another Group Company);

(e)
no Material Contract has been entered into by any Group Company and no Material Contract to which a Group Company was a party as at the Accounts Date has been or terminated (other than by virtue of the expiry of its term);

(f)
no dividend or other distribution has been declared, made or paid by any Group Company (except for the dividend declared by the Company on 14 December 2006 in the sum of £10,000,000 (ten million pounds) and paid on 18 January 2007);

(g)	no Group Company has disposed of or agreed to dispose of an asset having a value exceeding £50,000 otherwise than on an arm's length basis;

(h)	so far as the Sellers are aware no Group Company has acquired or agreed to acquire an asset having a value exceeding £50,000 otherwise than on an arm's length basis;

(i)
no Group Company has made, or agreed to make, capital expenditure exceeding in total £500,000 (five hundred thousand pounds) or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £500,000 (five hundred thousand pounds);

(j)
neither any supplier listed at document 1.36.2 of the Data Room nor the Authority has ceased or substantially reduced its trade with any Group Company or has altered the terms of trade to the Group Company's material disadvantage or so far as the Sellers are aware given written notice of its intention to do so;

(k)	no Group Company has repaid, purchased or redeemed share capital or, to the Sellers, loan capital, or made (whether or not subject to conditions) an agreement to do any of those things; and

(l)	there has been no Leakage.

8.	Accounting Records

8.1	The accounting records of each Group Company have been properly maintained in all material respects in accordance with the law.

8.2	No notice that any of such records is incorrect or should be rectified has been received by any Group Company.

9.	Effect of Sale

9.1	So far as the Sellers are aware, neither the execution nor performance of this Agreement or any Transaction Document will:

(a)	result in any Group Company losing the benefit of a material Permit or a material asset which it enjoys at the date of this Agreement in any jurisdiction; or

(b)	result in a breach of, or give rise to an event of default under, or require the consent of a person under, any Material Contract or any legal or regulatory requirement in any jurisdiction; or

(c)
make a Group Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement (save in accordance with the rights attaching to the Special Share); or

(d)
result in any supplier listed at document 1.36.2 of the Data Room being entitled (and if such a supplier is so entitled, so far as the Sellers are aware, it will not exercise any such entitlement) to cease supplying any Group Company or substantially to reduce its supplies to or to change the terms upon which it supplies a Group Company.

10.	Contracts and Commitments

10.1	No Group Company is a party to:

(a)	any agency, distributorship or franchise agreement;

(b)	any joint venture agreement or any agreement under which it participates with any other person in any business;

(c)	any agreement which was entered into otherwise than at arm's length;

(d)
any Material Contract pursuant to the terms of which any other party will, by virtue of the acquisition of the Shares by the Purchaser, be relieved of any obligation or become entitled to exercise any right (including any right of termination) thereunder;

(e)	any Material Contract (other than those Material Contracts which are listed in the Disclosure Letter); or

(f)	any Material Contract which is incapable of termination in accordance with its terms, by such Group Company, on 12 months' notice or less.

10.2	No Group Company is in material breach of any Material Contract to which it is a party or any other agreement, the breach of which would have a material adverse effect on the business of the Group.

10.3	So far as the Sellers are aware, no party with whom any Group Company has entered into a Material Contract is in material breach thereof.

10.4	No person has received or is entitled to receive from a Group Company any finder's fee, brokerage or commission in connection with the purchase of the Shares by the Purchaser.

10.5
The Sellers have no knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, any Material Contract.  No party with whom a Group Company has entered into any Material Contract or any other agreement, the termination of which would have a material adverse effect on the business of the Group as a whole, has given written notice (or, so far as the Sellers are aware, any other notice) of its intention to terminate, or has sought to repudiate or disclaim, such Material Contract or such other agreement.

10.6
Paragraph 10.6 of the Disclosure Letter contains details (including all liabilities of the parties thereto) of all contracts or arrangements to which each of the Sellers and/or their Connected Persons are party with, or which relate in any way to, any Group Company.

10.7
The Disclosure Letter refers to and has appended to it copies of all contracts with customers of the Group for the construction of yachts by the Group (including material amendments thereto, but excluding specifications relating thereto) which are uncompleted or under which liabilities or obligations (in each case whether absolute or contingent) of any Group Company remain outstanding.

10.8	The Disclosure Letter contains details of all Phase II works which remain outstanding under the D154 Agreement.

11.	Dealings with the Sellers

There is no: (i) outstanding indebtedness (ii) other liability or obligation or (iii) outstanding agreement between any Group Company on the one hand and any Seller or any of its Connected Persons on the other.

12.	Powers of Attorney

No Group Company has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

13.	Assets

13.1
So far as the Sellers are aware, each material asset (other than Property) included in the Accounts or acquired by a Group Company since the Accounts Date (other than current assets disposed of, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant Group Company and, where capable of possession, is in the possession or under the control of the relevant Group Company.

13.2
No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) over or affecting the whole or any part of the undertaking or assets of any Group Company is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

13.3
Each Group Company owns or has the right to use, and will immediately following Completion own or have the right to use, all material assets necessary, in the reasonable opinion of the board of directors of each Group Company, for the operation of its business as currently conducted in all material respects and without limitation no rights (other than rights as shareholders in the Company) relating to the business of each Group Company are owned or otherwise enjoyed by or on behalf of any Seller or their Connected Persons.

13.4
All material items of plant, machinery, vehicles and equipment in use in the ordinary course of the business as currently carried on by each Group Company and which are owned by a Group Company and/or which a Group Company is obliged to maintain are, in the reasonable opinion of the board of directors of such Group Company, in reasonable working order for their age and degree of use.

13.5
Copies of every bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which a Group Company is party in each case exceeding £500,000 (five hundred thousand pounds) in value annually, and which has been entered into since the Accounts Date are annexed to the Disclosure Letter.

13.6
So far as the Sellers are aware, and only in connection with the Supacat and rail-related businesses of the Group, no Group Company has supplied, since 1 Janauary 2005, goods which have been defective or which failed materially to comply with their terms of sale.

13.7
The Disclosure Letter includes a list setting out details of all assets which the Authority has designated as "Strategic Assets" for the purposes of article 6 of DRDL's articles of association and has attached to it a true and complete copy of the Illustrative Programme of 29 November 1996.

14.	Bank Facilities

14.1	A summary of all overdrafts, loans and other financial facilities made available to the Group is set out in the Disclosure Letter (the "Facilities").

14.2
So far as the Sellers are aware, no event which constitutes or would (with the giving of notice, lapse of time or fulfilment of any other condition) constitute an event of default under, or otherwise give rise to an obligation to repay prior to its stated maturity, any of the Facilities has occurred (or been alleged to have occurred).

15.	Debts

The Disclosure Letter contains a list setting out details of all debts in excess of £500,000 (five hundred thousand pounds) due to any Group Company which, so far as the Sellers are aware, are likely to be bad or doubtful debts.

16.	Grants

16.1	No Group Company has received any grant from any governmental or other body since 1 January 2005.

16.2
No Group Company is liable to repay an investment or other grant or subsidy made to it by any person (including the Department of Trade and Industry or its predecessor) which either individually or in aggregate are material to any Group Company.

17.	Licences

17.1
Each Group Company has obtained all material licences, permissions, authorisations and consents necessary for carrying on its business effectively in the places and in the manner in which such business is now carried on.

17.2	The licences, permissions, authorisations and consents referred to in paragraph 17.1 are in full force and effect and, so far as the Sellers are aware are being complied with in all material respects.

17.3
No written notice has been received by any Group Company from any applicable authority since 1 January 2005 indicating that any of the licences, permissions, authorisations or consents referred to in paragraph 17.1 are likely to be suspended, cancelled, revoked or not renewed.

18.	Insurance

18.1	A summary of the insurance policies in which a Group Company has an interest (the "Policies") is attached to the Disclosure Letter.

18.2	All the Policies are in full force and effect and are not void or voidable.

18.3	There are no material outstanding claims under any of the Policies and so far as the Sellers are aware, no matter exists which might give rise to a material claim under any of the Policies.

19.	Litigation

19.1
No Group Company is engaged in any litigation, arbitration or other dispute resolution process or administrative or criminal proceedings or regulatory action (whether as claimant, defendant or otherwise) where in any such case the amount in dispute or which is likely to be in dispute or the liability incurred or likely to be incurred by any Group Company exceeds, or ought reasonably to be expected to exceed, £100,000 (one hundred thousand pounds) in respect of an individual claim or £1,000,000 (one million pounds) when aggregated with all other claims and so far as the Sellers are aware, there are no current outstanding matters which are likely to lead to such a dispute.

19.2
So far as the Sellers are aware, no litigation, arbitration or other dispute resolution process or administrative or criminal proceedings or regulatory action by or against any Group Company which would have a material adverse effect on the business of the Group as a whole is pending.

19.3	There is no outstanding judgment, order or decree of any court or any governmental or regulatory authority in any jurisdiction against any Group Company.

20.	Compliance

20.1
No Group Company has received notice in writing from any applicable authority since 1 January 2005 that it does not conduct its business in all material respects in accordance with applicable legal and administrative requirements.

20.2
Each Group Company conducts its business and affairs and deals with its assets in all material respects in accordance with all applicable legal and regulatory requirements in any jurisdiction and so far as the Sellers are aware has done so since 1 January 2005.

21.	Data Protection

21.1	So far as the Sellers are aware, the Group complies in all material respects with the Data Protection Act 1998.

21.2	No Group Company has received within the 12 months prior to the date of this Agreement:

(a)
any notice or complaint from the office of the Information Commissioner under the Data Protection Act 1998 (including any information or enforcement notice) alleging non-compliance by it with that Act; or

(b)	any claim for compensation under the Data Protection Act 1998 for loss or unauthorised disclosure of data.

22.	Employment

22.1
The Disclosure Letter contains copies of the service agreements (including any other documents which form part of the Senior Employee's material terms and conditions of employment) for each Senior Employee.

22.2
No Senior Employee has given notice terminating his contract of employment or is under notice of dismissal and no material dispute under any employment legislation is outstanding between any Senior Employee or former Senior Employee relating to his or her employment or its termination and, so far as the Sellers are aware, no such dispute is pending or threatened.

22.3
No offer of employment has been made by any Group Company which has not been accepted at the date of this Agreement but which remains capable of acceptance and which, if accepted, would result in the person to whom the offer has been made becoming a Senior Employee.

22.4
The Disclosure Letter contains copies of all of the standard terms and conditions of employment, staff handbook and HR policies which are generally applicable to employees of the Group or applicable to a particular grade or category thereof.

22.5
There are no terms and conditions in any contract with any employee pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this Agreement.

22.6
All contracts of employment between a Group Company and any of its employees can be terminated by the employing company without damages or compensation (other than that payable under Parts X and XI of the Employment Rights Act 1996) by giving at any time only the minimum period of notice applicable to that contract which is specified in section 86 of the Employment Rights Act 1996.

22.7
Since the Accounts Date, no variation has been made in the terms of employment of the employees of any Group Company (except for increases in emoluments made in accordance with normal Group practice) and no future variation in respect of salary has been promised or agreed to any material number of employees by any Group Company and for Senior Employees no such future variation has been promised or agreed to by any Group Company.  For the purpose of this paragraph 22.7 a material number of employees means more than twenty (20) employees.

22.8	The Disclosure Letter contains copies of all collective agreements (whether with a trade union, staff association or any other body representing employees of the Group) concerning any Group Company.

22.9
Copies of all share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes (the "Schemes") applicable to the employees of the Group or any of them are attached to the Disclosure Letter.

22.10
So far as the Sellers are aware, the Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed.

22.11
So far as the Sellers are aware no past or present employee or any dependent thereof or any other participant in any Scheme has made any claim against any Group Company in respect of any Scheme and so far as the Sellers are aware no event has occurred which could or might give rise to any such claim.

22.12
No Group Company is engaged (or has been in the two years prior to the date of this Agreement) in any industrial or trade dispute with any trade union or other organisation representing employees of the Group and, so far as the Sellers are aware, none is pending or threatened.

22.13	The Disclosure Letter contains details of all outstanding claims brought by employees or former employees of the Group whether in the Employment Tribunal or otherwise.

22.14
So far as the Sellers are aware, no Group Company has within the 12 months prior to the date of this Agreement made or promised to make, or given or promised to give, any payment or other benefit on or following the actual or proposed termination, or in connection with the variation, of any contract of employment.

22.15	Copies of the framework agreements for the engagement of temporary workers currently engaged by DRDL who are not employees of any Group Company are contained in the Disclosure Letter.

22.16
All salaries, wages, fees and other benefits of all employees of the Group have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers and relevant authorities, save for one month's arrears of employee remuneration accrued or due or for reimbursement of authorised business expenses incurred within the 3 months prior to the date of this Agreement.

22.17
So far as the Sellers are aware, there are no enquiries or investigations existing, pending or threatened affecting any Group Company in relation to any worker by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or the Health and Safety Executive or any other bodies with similar functions or powers in relation to workers.

22.18
Details are disclosed in the Disclosure Letter of any redundancy scheme or redundancy formula or redundancy policy (whether contractual or discretionary) that applies to the employees of any Group Company and save as disclosed no employee is entitled to a redundancy payment made in excess of the statutory redundancy entitlement, and so far as the Sellers are aware, there is no provision in any occupational pension scheme in which employees participate which provides enhanced benefits on redundancy.

22.19
All Group Companies have in the 12 months prior to the date of this Agreement complied with their obligations to inform and consult with trade unions an other representatives of employees and to send notices to the Secretary of State pursuant to sections 188 to 194 of the TULR(C)A and regulations 10 and 11 of the Transfer Regulations.

22.20
No Group Company has received, or sought to receive, any payment from the Authority in respect of the redundancy of employees of the Group save to the extent that such payments have been made to employees whose employment has been terminated by any Group Company by reason of redundancy and in respect of whom the Group has been entitled to receive payment under the Authority Contracts.

23.	Pensions

23.1	For the purposes of this paragraph 21 and Schedule 6, the following expressions shall have the following meanings:

“DB Scheme” means the Devonport Royal Dockyard Defined Benefit Scheme;

“DC Scheme” means the Devonport Royal Dockyard Defined Contribution Pension Scheme;

"Defined Benefit Occupational Pension Scheme Rights" means rights or benefits other than money purchase benefits as defined in section 181 of the Pension Schemes Act 1993;

“Disclosed Schemes” means, as the context so requires, each, any or all of the following:

(a)	the DB Scheme;

(b)	the DC Scheme;

(c)	the SIPS;

(d)	the LSC GPP with Norwich Union, policy number 16554;

(e)	the LSC (DML) Group Personal Pension Plan with Norwich Union, policy number 17631;

(f)	the LSC Group Personal Payment Plan with AXA Sunlife, policy number 820631;

(g)	the LSC Group Holdings Executive Pension Plan with Clerical Medical;

(h)	the Frazer-Nash Group Personal Pension Plan with Norwich Union;

(i)	the Frazer-Nash Group Personal Pension Plan with NPI;

(j)	the Frazer-Nash Stakeholder Pension Scheme with Norwich Union;

(k)	the LSG Group Holdings Life Assurance Scheme;

(l)	the personal pension arrangement for Mark Pearson with Norwich Union under policy number PO517999A;

(m)	the self-invested personal pension scheme for Martin Palmer; and

(n)	the self-invested personal pension schemes in respect of CA Edwards, NM McDougall, PJ Best, MR Brennan and AG Milton;

"Relevant Benefits" means relevant benefits as defined in section 393B(1) of the Income Tax (Earnings and Pensions) Act 2003;

“SIPS” means the Shipbuilding Industry Pension Scheme;

“Employee” means an employee or a director of any one Group Company.

23.2
Other than the Disclosed Schemes, there are no legally binding agreements or arrangements under which any Group Company is required to make payment of a contribution towards or other provision of Relevant Benefits for the benefit of an Employee or an Employee's dependant.

23.3	No Group Company is making any voluntary or ex gratia payment of any Relevant Benefits to or in respect of any employee or former employee.

23.4
No promise has been given, or representation made, to any Employee (or employee representative) by any Group Company as to the establishment, continuance, alteration or improvement of any Relevant Benefits.

23.5
The Purchaser has been supplied with a true and complete list of all the Employees who are members of the Disclosed Schemes or who are eligible for such membership together with true and complete details of their category of membership and the rates of employer contributions made to the Disclosed Schemes in respect of each Employee. So far as the Sellers are aware, no Employee has been excluded from membership of any Disclosed Scheme in contravention of the law. All documents provided in the Data Room and annexed to the Disclosure Letter in respect of the Disclosed Schemes are true and accurate in all material respects.

23.6	The Disclosed Schemes are registered for the purposes of the Finance Act 2004.

23.7	A valid contracting-out certificate has been issued pursuant to the Pension Schemes Act 1993 relating to the employments which are contracted out in relation to the DB Scheme.

23.8	So far as the Sellers are aware, the Disclosed Schemes have been operated in accordance with their governing documents in all material respects.

23.9
So far as the Sellers are aware, each Group Company has in all material respects complied with all its obligations and applicable primary and secondary legislation (including under European Law) in relation to the Disclosed Schemes.

23.10	There are not in respect of any of the Disclosed Schemes any outstanding contributions payable by any Group Company or the Employees.

23.11
So far as the Sellers are aware, any lump-sum ill-health or death in service benefits which may be payable under the Disclosed Schemes (other than a return of the member's own contributions and contributions in respect of him) are fully insured with an insurance company and all premiums due to the insurance company have been paid. Each member has been covered for insurance at normal rates and on normal terms for persons in good health.

23.12	The benefits payable under the Disclosed Schemes (other than the DB Scheme) consist exclusively of money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

23.13
So far as the Sellers are aware, no claim has been made or threatened in writing against any Group Company or the trustees or administrators of any of the Disclosed Schemes (including any complaint under any internal dispute resolution procedure or to the Pensions Ombudsman) in connection with any of the Disclosed Schemes (other than routine claims for benefits).

23.14
So far as the Sellers are aware, each Group Company complies with the requirements set out in section 3 of the Welfare Reform and Pensions Act 1999 (duty of employers to facilitate access to stakeholder pension schemes), the provisions of the Stakeholder Pension Scheme Regulations 2000 (SI 2000/1403) and any other legislation applicable to stakeholder pension schemes.

23.15
So far as the Sellers are aware, apart from the Transferred Employees and the WSMI Transferred Employees (as defined under the DB Scheme) no Employee has had his contract of employment transferred to any Group Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied and the Employee was entitled to Defined Benefit Occupational Pension Scheme Rights in respect of the former employment.

23.16
Since 27 April 2004, the Pensions Regulator has not imposed a Contribution Notice or Financial Support Direction on any Group Company under sections 38 to 51 (inclusive) of the Pensions Act 2004 and so far as the Sellers are aware, no circumstances exist which would result in a Contribution Notice or Financial Support Direction being imposed on any Group Company, other than the circumstances relating to the transaction, actions or omissions contemplated by this Agreement.

23.17
The DB Scheme provides broadly comparable benefits to the Civil Service Pension Scheme in so far as there is any legal obligation upon the Group to provide such benefits in respect of its Employees (and former Employees).

23.18	There is no impact on the funding of the DB Scheme by virtue of any redundancy policy, arrangement or agreement operated by any Group Company.

24.	Property

24.1	The Properties comprise the only freehold or leasehold properties owned, used or occupied by any Group Company or in which any Group Company has an interest.

24.2
The replies to enquiries (as contained in the Data Room at documents 2.22.1, 2.22.2 and 2.22.3) relating to the Properties given by or on behalf of the Sellers are true and accurate in all material respects.

24.3
So far as the Sellers are aware, no Group Company has any material actual or contingent liability in respect of any estate or interest in real property (whether arising as original tenant, assignee, guarantor or otherwise) other than in respect of the Properties.

24.4	So far as the Sellers are aware, there are, appurtenant to each of the Properties, all rights and easements necessary for its existing use and enjoyment.

24.5
Each Group Company has, in relation to each Lease vested in it, complied substantially with all material covenants on the part of the tenant contained therein and, so far as the Sellers are aware, no collateral assurances, undertakings or concessions have been made by any landlord.

24.6	The Properties are free from any Encumbrance and there is no agreement to create or permit to arise any Encumbrance.

24.7	No Group Company has, so far as the Sellers are aware, received notice alleging any material breach of any covenant, restriction, stipulation or other encumbrance affecting any Property.

24.8
No Group Company has, so far as the Sellers are aware, received written notice alleging that the existing use of any Property is not a lawful use under planning legislation or in the case of leasehold Property, under the terms of the lease or tenancy agreement.

24.9	So far as the Sellers are aware, all material permissions and consents have been obtained in respect of any alterations and improvements to any Property carried out by the relevant Group Company.

24.10	No Group Company has, so far as the Sellers are aware, received notice alleging breach of any applicable statutory requirements relating to the Properties.

24.11
So far as the Sellers are aware, there exists no dispute between any Group Company as the owner or occupier of a Property on the one hand and the owner or occupier of any other premises adjacent to or neighbouring the Property on the other and, so far as the Sellers are aware, there exists no circumstances that may give rise to any such dispute.

24.12	Each Group Company has under its control all material title deeds and documents necessary to prove its title to the interest it has in each Property in which it has an interest.

25.	Environment

For the purposes of this paragraph 25 of Schedule 8, "material" shall be deemed to refer to facts, matters, circumstances, issues or events which have resulted in or are likely to result in an aggregate cost of £250,000 (two hundred and fifty thousand pounds) or more.

25.1	No Group Company:

(a)	is causing; or

(b)	has caused since 1st April 2000; or

(b)	so far as the Sellers are aware in the period since 5 April 1987 no other party has caused on at from or under the Properties or any former property owned or occupied by any Group Company any spillage, disposal, discharge, release, leakage, migration, entry, escape, deposit or emission (a "Release") of any Hazardous Substances where any such Release gives rise to or will prior to the expiry of the period specified in paragraph 2.1(b) of Schedule 9 give rise to a material liability (actual or contingent)  for any Group Company under Environmental Laws or Nuclear Laws.

25.2
There are no outstanding judgments orders or decrees of any court or any regulatory authority or any current or pending claims or proceedings against any Group Company with respect to any material breach of or material liability under Environmental Laws or Nuclear Laws and so far as the Sellers are aware no matters are existing at the date hereof that are likely to lead to any such claims or proceedings.

25.3
No written notice or formal regulatory action in writing from any relevant authority under Environmental Laws or Nuclear Laws have been received by any Group Company alleging or specifying any material breach of or material liability under any Environmental Laws or Nuclear Laws which remains outstanding at the date of this Agreement and no written notice or written correspondence has been received by any Group Company indicating any actual or potential revocation, suspension or any material modification of any Environmental Licence.

25.4
Each Group Company is complying and so far as the Sellers are aware has in the last three years complied in all material respects with all Environmental Laws and Nuclear Laws and all material Environmental Licences have been obtained and are in full force and effect.

25.5
Copies of all material environmental or health and safety reports, surveys, assessments and investigations prepared by third party consultants engaged by any Group Company or the Sellers or upon which any Group Company or the Sellers has reliance or involving intrusive investigations in the last three years in respect of the Properties or any Group Company and in the possession of the Sellers or the Group have been disclosed to the Purchaser.

25.6
No application for the surrender or variation of the terms of any Environmental Licences or the transfer of such Environmental Licences to or from  any Group Company is pending or has been refused for any reason and there are no appeals pending or being contemplated in respect of refusal of or conditions contained in any Environmental Licences.

25.7	The Group has recovered from the Authority under the Authority Contracts without delay or dispute all Losses arising under Environmental Laws or Nuclear Laws which it has sought to recover.

25.8
All necessary insurance arrangements required, in the reasonable opinion of the directors of each Group Company, under Nuclear Laws by such Group Company are in place and are in full force and effect and there are no material outstanding claims under any such insurance arrangement.

26.	Intellectual Property

26.1
Details of registered Intellectual Property Rights (including applications for registration) owned by a Group Company is set out in Schedule 11.  The Group is not reliant to any material extent on any unregistered Intellectual Property Rights which are not owned by or licensed to any Group Company.

26.2	So far as the Sellers are aware, there are no written licences or agreements which are material to the operation of the business of the Group, other than the IT Contracts pursuant to which:

(a)	a Group Company has been licensed or otherwise permitted to use Intellectual Property Rights owned by a third party ("Licences In"); or

(b)	a Group Company has licensed or otherwise permitted the use of Intellectual Property Rights owned by it to or by a third party ("Licences Out").

26.3
So far as the Sellers are aware all material steps required for the maintenance and protection of the registered Intellectual Property Rights set out in Schedule 11 (including the payment of all application and renewal fees) have been taken.

26.4
No written notice has been received by any Group Company within the 12 months prior to the date of this Agreement challenging or disputing the ownership or validity of any Intellectual Property Rights set out in Schedule 11.

26.5
So far as the Sellers are aware, the activities and operations of the Group do not materially infringe the Intellectual Property Rights of any third party and no written notice has been received by any Group Company within the 12 months prior to the date of this Agreement claiming or alleging that any such infringement is taking or has taken place.

26.6
So far as the Sellers are aware, no third party is infringing the Intellectual Property Rights owned by any Group Company and no written claim has been made by any Group Company within the 12 months prior to the date of this Agreement claiming or alleging that any such infringement is taking or has taken place.

26.7
Each Group Company owns or has licensed to it, and will immediately following Completion own or have licensed to it, all material Intellectual Property Rights necessary, in the reasonable opinion of the board of directors of such Group Company, to carry on in all material respects the business of such Group Company as it is carried on at the date of this Agreement.

27.	IT Systems

27.1	Details of:

(a)	the IT Systems; and

(b)	the IT Contracts,

which are material to the operation of the Group as it is carried on at the date of this Agreement are set out in Parts 1 and 2 respectively of Schedule 12.

27.2	The IT Systems:

(a)	have not suffered any material failure or breakdown resulting in material disruption to the business of the Group within the 12 months prior to the date of this Agreement;

(b)	have the benefit of maintenance and support agreements; and

(c)	have sufficient capacity for the requirements of the business of the Group as it is carried on at the date of this Agreement.

27.3	So far as the Sellers are aware, the Group has in place appropriate procedures for ensuring the security of the IT Systems and the confidentiality and integrity of the data stored on the IT Systems.

27.4	No Group Company is in material breach of any IT Contract and, so far as the Sellers are aware, no other party is in material breach thereof.

27.5	No IT Contract is currently the subject of any dispute or proceeding and, so far as the Sellers are aware, none is pending or threatened.

27.6
No IT Contract which is material to the operation of the business of the Group as it is carried on at the date of this Agreement contains any term which would, by virtue of the acquisition of the Shares by the Purchaser, relieve any other party of any obligation or entitle any other party to exercise any right (including any right of termination) thereunder.

28.	Insolvency

28.1	No resolution has been passed for the winding up of any Group Company.

28.2	No order has been made and, so far as the Sellers are aware, no petition has been presented for the winding up of any Group Company.

28.3
No administration order has been made in relation to any Group Company and, so far as the Sellers are aware, no petition or application for such an order has been made or presented and no person who is entitled to do so has given written notice of its intention to appoint an administrator of any Group Company or filed such a notice with the court.

28.4	No receiver or administrative receiver has been appointed in respect of any Group Company or all or any of its assets.

28.5	No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of any Group Company.

28.6	No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed or sanctioned in respect of any Group Company.

28.7	No Group Company has entered into any compromise or arrangement with its creditors or any class of its creditors generally.

29.	Tax

29.1
Each Group Company has filed or caused to be filed all returns which were required to be filed for the purpose of any form of Taxation and has paid or caused to be paid all taxes and duties as shown on the said returns and on all assessments received by it and has duly and punctually paid any other taxes or duties, and all such returns were, so far as the Sellers are aware, accurate and complete in all material respects and are not the subject of any dispute with any Tax Authority and each Group Company has provided all information required to be provided under any Tax Statute or pursuant to any notice served under any Tax Statute.

29.2
The Accounts reserve or provide for all Tax or other sums imposed, charged, assessed, levied or payable under any Tax Statute for which each Group Company was at the Accounts Date liable whether or not that Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles, including. where relevant, International Accounting Standards, subject to the stated threshold of materiality.

29.3
Each Group Company has maintained and has in its possession all records and documentation which it is required by any Tax Statute to maintain (including, for the avoidance of doubt, copies of all stamp duty land tax returns and/or self certificates filed by any Group Company).

29.4
The amounts of tax chargeable on any Group Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

29.5	No Group Company is involved in any ongoing dispute with any Tax Authority.

29.6
Each Group Company is, and has been, resident solely in the United Kingdom for Tax purposes and has never been resident in any other territory or treated as so resident for the purposes of any double tax agreement nor does any Group Company have a permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated.

29.7
The Company does not own any asset which was acquired from another company within the last 6 years which was at the time a member of a group of companies for the purposes of section 179 Taxation of Chargeable Gains Act 1992.

29.8
All instruments (other than those which have ceased to have any legal effect) which are necessary to enforce a Group Company's title to an asset and which, whether in the United Kingdom or elsewhere, either attract stamp duty or are required to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped.

29.9
The Disclosure Letter contains details of all land transactions, within the meaning of section 43 Finance Act 2003, in which a Group Company was the purchaser and in respect of which that Group Company has future compliance obligations.

29.10	No Group Company has within the last 6 years been treated as a member of a group under section 43 Value Added Tax Act 1994.

29.11	No Group Company has within the last 6 years made an election to waive exemption in relation to any land in accordance with paragraph 2 schedule 10 Value Added Tax Act 1994.

29.12
No action has been taken by any Group Company in respect of which any consent or clearance from HMRC or other Taxation Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following completion, continue to be met.

29.13
Each Group Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of that Company.

29.14	Since the Accounts Date:

(a)	no Group Company has undertaken any transaction outside the ordinary course of its business which has given, may give or would, but for the availability of any relief, give rise to any Tax; and

(b)
no disposal has taken place or other event occurred such that any Group Company would be required to bring a disposal value into account for the purposes of the Capital Allowances Act 2001 or such that a chargeable gain could or would accrue to any Group Company, in either case of an amount greater than £100,000 (one hundred thousand pounds).

29.15	The Disclosure Letter contains particulars of all arrangements relating to the surrender of relief under sections 402-413 of the TA to which any Group Company remains a party.

29.16	(a)	No Group Company has given or guaranteed a tax indemnity in respect of any company sold by any Group Company in the last seven years.

(b)
No transaction or event, other than arrangements for the surrender of trading losses from the Sellers, has occurred in consequence of which any Group Company is or may be held liable for any Tax where any Seller is primarily liable for the Tax in question (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

29.17	(a)	Each Group Company is a registered taxable person for VAT legislation.

(b)
In the past three years, each Group Company has complied in all respects with the requirements and provisions of the VAT legislation and has made and maintained and will pending Completion make and maintain accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VAT legislation and each Group Company has punctually paid and made all payments and returns required thereunder.

(c)	No Group Company has made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Accounts Date.

29.18	Any property beneficially owned by any Group Company is also legally owned by the same Group Company.

SCHEDULE 9

Limitations on Sellers' Liability

1.	GENERAL

1.1	The provisions of this Schedule shall operate to limit the liability of the Sellers under:

(a)	the Sellers' Warranties; and

(c)	the Tax Covenant but only insofar as any provision in this Schedule is expressed to be applicable to the Tax Covenant.

1.2
The provisions of the Tax Covenant shall further operate to limit the liability of the Sellers in respect of any claim under the Tax Covenant and (to the extent stated therein) any claim under the Tax Warranties.

1.3
Each provision of this Schedule shall be read and construed separately and, unless expressly provided to the contrary, shall not be limited by the terms of any other provision of this Schedule or by any other term of this Agreement.

2.	Time Limitations

2.1
The Sellers shall be under no liability in respect of any claim under the Sellers' Warranties or the Tax Covenant and any such claim shall be wholly barred and unenforceable unless the Purchaser shall have given to all the Sellers written notice of such claim:

(a)
in the case of a claim under the Sellers' Warranties (other than the Tax Warranties and those Sellers' Warranties given in respect of matters relating to or governed under Environmental Laws or Nuclear Laws in paragraphs 10.1(e), 10.2, 13.4 and 25 of Schedule 8 (together the "Environmental Warranties"), by not later than midnight on the date falling fifteen months after the Completion Date;

(b)	in the case of a claim under the Environmental Warranties by not later than midnight on the second anniversary of the Completion Date; and

(c)	in the case of a claim under the Tax Warranties or the Tax Covenant, by not later than midnight on the seventh anniversary of the Completion Date.

2.2
Save as provided in paragraphs 5.2 and 9.2, the liability of the Sellers in respect of any claim of which notice shall have been given to the Sellers prior to the expiry of the time limits set out in paragraph 2.1 shall (if such claim has not been previously satisfied, settled or withdrawn) absolutely cease and determine if legal proceedings in respect of such claim have not been commenced within 9 months of the date of such notification.

2.3	For the purpose of paragraph 2.2, proceedings shall not be deemed to have been commenced unless and until they shall have been properly issued and validly served upon all the Sellers.

2.4	The time limitations in this paragraph 2 shall not apply to any claim which arises or is delayed as a result of any fraudulent act or omission by any of the Sellers.

3.	Financial Limitations

3.1
The Sellers shall be under no liability in respect of any claim under the Sellers' Warranties unless the liability of the Sellers to the Purchaser and/or its assignees in respect of the claim would be more than £100,000 (one hundred thousand pounds) (excluding costs and interest) (a "Relevant Claim") provided that, for the purpose of this paragraph, claims arising from the same facts or circumstances shall be aggregated and regarded as a single Relevant Claim.

3.2
The Purchaser shall not be entitled to damages or any other payment or remedy in respect of any claim under the Sellers' Warranties unless and until the aggregate amount (excluding costs and interest) of all Relevant Claims under the Sellers' Warranties for which the Sellers are liable to the Purchaser and/or its assignees (entirely disregarding for the avoidance of doubt those claims for which the Sellers have no liability as a result of paragraph 3.1) shall exceed  £4,000,000 (four million pounds) in which event the Sellers' liability shall be for the total amount of such claims and shall not be limited to the excess.

3.3	The total aggregate liability of:

(a)
all the Sellers to the Purchaser and/or its assignees in respect of all claims under the Sellers' Warranties and the Tax Covenant (including costs and interest) shall not in any circumstances exceed £100,000,000 (one hundred million pounds) increased by, if such liability includes an amount in respect of interest, an amount equal to such interest re-calculated at the rate per annum of 1½per cent above the average (rounded upward when necessary to the nearest 1/16th of one per cent) of the London Inter Bank Offered Rates on each of the dates on which each successive 6 monthly period commences during the period for which such interest is calculated.  The London Inter Bank Offered Rates for such dates shall be the rate at which Barclays Bank plc (or such other London banks as the Sellers shall nominate for this purpose) shall offer 6 month sterling deposits of £1,000,000 (one million pounds) to leading banks in the London Inter Bank Market at or about 11.00 am (London time) on such days.  The certificate of Barclays Bank plc (or such other London bank as the Sellers shall nominate for the purpose) as to the rate of interest shall be conclusive and binding on the parties and, when determining the interest rate Barclays Bank plc shall be acting as an expert; and

(b)
each Seller to the Purchaser and/or its assignees in respect of all claims under the Sellers' Warranties and the Tax Covenant shall not in any circumstances exceed the amount set opposite its name in column 4 of Schedule 1.

3.4
(Subject to, for the avoidance of doubt, such total aggregate liability never exceeding the total aggregate liability calculated under paragraph 3.3(a) of this Schedule 9) with effect from the second anniversary of the Completion Date, the total aggregate liability of all the Sellers to the Purchaser and/or its assignees under the Tax Warranties and the Tax Covenant (including costs and interest) shall be reduced so as not to exceed £50,000,000 (fifty million pounds) plus the amount of any such Tax claim which has been notified to the Sellers pursuant to paragraph 2.1 of this Schedule 9 but remains unsettled and increased by, if such liability includes an amount in respect of interest, an amount equal to such interest re-calculated at the rate per annum of 1½per cent above the average (rounded upward when necessary to the nearest 1/16th of one per cent) of the London Inter Bank Offered Rates on each of the dates on which each successive 6 monthly period commences during the period for which such interest is calculated.  The London Inter Bank Offered Rates for such dates shall be the rate at which Barclays Bank plc (or such other London banks as the Sellers shall nominate for this purpose) shall offer 6 month sterling deposits of £1,000,000 (one million pounds) to leading banks in the London Inter Bank Market at or about 11.00 am (London time) on such days.  The certificate of Barclays Bank plc (or such other London bank as the Sellers shall nominate for the purpose) as to the rate of interest shall be conclusive and binding on the parties and, when determining the interest rate Barclays Bank plc shall be acting as an expert.

3.5
In respect of any claim or claims under this Agreement, the Sellers' Warranties or the Tax Covenant for which all of the Sellers are or may be liable to the Purchaser, the liability of each Seller to the Purchaser in relation thereto shall be equal to the relevant percentage of the total liability of all the Sellers in respect of such claim or claims and for this purpose the relevant percentage in relation to each Seller shall be the percentage which is set opposite its name in column 5 of Schedule 1.

3.6	The financial limitations in this paragraph 3 shall not apply to any claim which arises or is delayed as a result of any fraudulent act or omission by the Sellers.

4.	Exclusion of Certain Claims

4.1	The Sellers shall not be liable in respect of any claim under the Sellers' Warranties if and to the extent that:

(a)
the claim would not have arisen but for any act, omission, transaction or arrangement carried out at the request of the Purchaser before Completion or pursuant to the terms of this Agreement or any other agreement entered into pursuant to this Agreement;

(b)	any claims under the Tax Warranties would not have arisen but for:

(i)
the making of any claim, election, surrender or disclaimer made, the giving of any notice or consent or the doing of any other thing under or in connection with the provisions of any enactment or regulation by any member of the Purchaser's Group after Completion (other than the making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts);

(ii)
any negligent failure or omission by any member of the Purchaser's Group to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under or in connection with the provisions of any enactment or regulation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts;

(c)
the claim would not have arisen but for any reorganisation of any member of the Purchaser's Group (including any winding up or cessation of the whole or any part of any business or trade carried on by any member of the Purchaser's Group) after Completion;

(d)
the claim would not have arisen but for any change in the accounting principles, practices or policies of any member of the Purchaser's Group introduced or having effect after Completion other than any change required to ensure compliance with GAAP; or

(e)	the claim would not have arisen but for a change of the use of the relevant Property to a more sensitive use from that at the date of Completion.

5.	Contingent Claims

5.1
The Sellers shall be under no liability in respect of any claim under the Sellers' Warranties which is based upon a liability which is contingent only or otherwise not capable of being quantified (a "Contingent Claim") unless and until such liability becomes an actual liability or becomes capable of being quantified.

5.2
For the avoidance of doubt, a Contingent Claim must be notified to the Sellers within the time limit specified in paragraphs 2.1(a) and (b).  However, provided that it has been so notified, the 9 month period referred to in paragraph 2.2 shall, in the case of a Contingent Claim, commence on the date that the underlying contingent liability becomes an actual liability or becomes capable of being quantified.

6.	Changes in Legislation

The Sellers shall not be liable in respect of any claim under any of the Sellers' Warranties to the extent that the claim arises or is increased directly or indirectly as a result of:

(a)	the passing or coming into force of, or any change in, any legislation after the date of this Agreement; or

(b)	any increase in the rate of Taxation or any imposition of new Taxation after the date of this Agreement; or

(c)
the withdrawal or amendment after the date of this Agreement of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any governmental, fiscal or regulatory body (whether or not having the force of law); or

(d)
any change after the date of this Agreement in any generally accepted interpretation or application of any legislation or in the policy or practice (if published) of any relevant governmental, fiscal or regulatory body.

7.	No Liability if Loss is Otherwise Compensated For

7.1
The Sellers shall not be liable in respect of any claim for breach of any of the Sellers' Warranties if and to the extent that the loss occasioned by the breach has been recovered by the Purchaser pursuant to a claim under any other Seller Warranty or term of this Agreement or any other document entered into pursuant to this Agreement.  The Purchaser shall not be entitled to recover more than once in respect of the same loss.

7.2
If the Purchaser is entitled to claim under the Tax Covenant and under the Sellers' Warranties in respect of the same matter, the Purchaser may in its discretion choose to claim under either or both but payments under the Tax Covenant shall pro tanto satisfy and discharge any claim which is capable of being made under the Sellers' Warranties in respect of the same matter and vice versa.

7.3
In calculating the liability of the Sellers for any breach of the Sellers' Warranties, there shall be taken into account any benefit accruing to any member of the Purchaser's Group arising directly or indirectly as a result of the matter giving rise to the breach including without prejudice to the generality of the foregoing:

(a)	the amount of any tax relief thereby obtained or obtainable by any member of the Purchaser's Group; and

(b)	the amount by which any Taxation for which any member of the Purchaser's Group is now or in the future accountable or liable to be assessed is thereby reduced or extinguished.

8.	Third Party Claims

8.1	The provisions of this paragraph 8 shall apply in circumstances where:

(a)
a claim, demand or action is made, brought or threatened against the Purchaser or any other member of the Purchaser's Group by any third party (an "Actual Third Party Claim") or the Purchaser or another member of the Purchaser's Group becomes aware of any fact, matter, event or circumstance which may give rise to such a claim, demand or action (a "Potential Third Party Claim"); and

(b)
the Actual Third Party Claim or Potential Third Party Claim (or the matter giving rise thereto) is likely to give rise to a claim against the Sellers under the Sellers' Warranties (other than the Tax Warranties).

8.2	For the purpose of this paragraph 8, a "Third Party Claim" shall mean an Actual Third Party Claim or a Potential Third Party Claim.

8.3	The Purchaser shall:

(a)	procure that the Sellers are notified in writing of the Third Party Claim as soon as reasonably practicable after the relevant member of the Purchaser's Group becomes aware of the Third Party Claim;

(b)	consult with the Sellers in relation to the Third Party Claim and the action to be taken in response thereto; and

(c)
provide, and procure that the relevant member of the Purchaser's Group shall provide, such information, documentation and assistance to the Sellers and its professional advisers as the Sellers may reasonably request to enable the Sellers to investigate the Third Party Claim and to determine the action to be taken in response thereto.

8.4
Subject to the relevant member of the Purchaser's Group being indemnified to the reasonable satisfaction of the Purchaser against any liability, cost, damage, charge or expense which may thereby be properly incurred (but so that the provision of any such indemnity shall not imply any admission of liability on the part of the Sellers) if the subject matter of the Third Party Claim is not being pursued by, or otherwise directly involves, the Authority, then the Purchaser shall, and shall procure that the relevant member of the Purchaser's Group shall:

(a)
take such action as the Sellers may reasonably request to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party Claim or appeal any decision, judgment or adjudication with respect thereto; and

(b)
not make any admission of liability with respect to the Third Party Claim or settle or compromise the Third Party Claim without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

8.5	If the subject matter of the Third Party Claim is being pursued by, or otherwise directly involves, the Authority, then the Purchaser shall:

(a)	give due consideration to such suggestions as the Sellers may make to avoid, resist, contest or compromise or generally in relation to the conduct of any Third Party Claim; and

(b)
not settle, make any admission of liability or compromise any claim or matter which gives rise to a Third Party Claim without informing the Sellers in advance and giving the Sellers the opportunity to make representations in relation thereto.

9.	Recovery from Third Parties

9.1
Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person (including an insurer under an insurance policy) any sum in respect of any matter or event which gives rise to a claim under the Sellers' Warranties (other than the Tax Warranties), the Purchaser shall (subject to being fully indemnified by the Sellers) use reasonable endeavours to recover that sum and any sum recovered (net of all costs of recovery and any tax payable):

(a)	will reduce the amount of the claim under the Sellers' Warranties (other than the Tax Warranties); or

(b)
in the event of the recovery being delayed until after the relevant claim under the Sellers' Warranties (other than the Tax Warranties) has been satisfied (to the extent of the maximum aggregate amount of the Sellers' liability under paragraph 3.3 of this Schedule 9) by the Sellers, shall be paid to the Sellers in the relevant proportions, provided that none of the provisions contained in this paragraph 9 shall oblige the Purchaser to take any action if the Purchaser reasonably considers that such action is likely to have a material adverse effect on the business of the Group or the Purchaser's Group (including, without limitation, any material effect on relationships with customers, suppliers, intermediaries, agents or insurers).

9.2
For the avoidance of doubt, a claim under the Sellers' Warranties in respect of a matter which is also the subject of a recovery claim against some other person pursuant to paragraph 9.1 must be notified to the Sellers within the time limit specified in paragraph 2.1(a). However, provided that it has been so notified, the 9 month period in paragraph 2.2 shall, in the case of such a claim, commence on the date that the recovery claim against the other person is finally settled or finally determined.

10.	Mitigation

10.1
Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage which it may suffer as a result of any matter giving rise to a claim under the Sellers' Warranties or to restrict or limit any such duty.

10.2
In the case of a claim relating to the warranty in paragraph 25.1 of Schedule 8 (Environment), the Purchaser shall where relevant and reasonably practicable  consult with the Sellers as to methods of remediation and discuss with the Sellers the potential for minimising remediation costs.  The Purchaser shall provide the Sellers (at the Sellers' cost) with such information and documents as they may reasonably request in relation to any process of agreeing remediation with the relevant regulator.

11.	Tax Warranties

Clause 5.2 (Payment Date) of the Tax Covenant shall apply to the Tax Warranties as if a claim under a Tax Warranty were a claim under Clause 2.1(a) of the Tax Covenant.

SCHEDULE 10

Purchaser's Warranties

1.	The Purchaser is a company, duly incorporated, validly existing and in good standing under the laws of England and Wales.

2.	The Purchaser has the power to own its assets and carry on its business as it is currently being conducted.

3.
The Purchaser has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and any Transaction Document to which it is a party.

4.	The obligations assumed by the Purchaser under this Agreement and any Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

5.	Subject to the fulfilment of the Conditions, the entering into of, and the performance by the Purchaser under, this Agreement and any Transaction Document to which it is a party will not:

(a)	amount to a violation or breach of any law or regulation applicable to either of it; or

(b)	violate or conflict with the provisions of its respective constitutional documents.

6.
Save as set out in Clause 3 and Schedule 5, all necessary governmental and other consents, approvals, licences and authorisations required by the Purchaser to enable it to lawfully to enter into, and to exercise its rights and comply with its obligations under, this Agreement and any Transaction Document to which it is a party have been obtained or effected and are in full force and effect.

7.	On Completion, the shares held by the Company in DRDL will not become Foreign-held shares (as defined in the articles of association of DRDL).

SCHEDULE 11

Registered Intellectual Property Rights

DML

Patents

Patent Number	Title	Filing Date	Registration Date
US5879778	Strengthening of Structural Members	22.01.1996	09.03.1999
GB9501193.8	Reinforced Material	21.01.1995	pending
WO9622432	PCT Application: Reinforcement of Structural Members	22.01.1996	Unknown status

DRDL

Trade Marks

TM Number	Mark Text	Type	Date	Status	Classes
EP003082658	DML DEVONPORT	Figurative	07/12/2004	Registration published	7, 9, 12, 35, 37, 41, 42
EP004138319	DML APPLEDORE	Figurative	19/01/2006	Registration published	7, 9, 12, 35, 37, 41, 42
EP004138574	DML GROUP	Figurative	09/01/2006	Registration published	7, 9, 12, 35, 37, 41, 42
EP003082625	DML	Word	29/11/2005	Registration published	7, 9, 12, 35, 37, 41, 42
EP003082633	DEVONPORT	Word	29/11/2005	Registration published	7, 9, 12, 35, 37, 41, 42

Patents

Patent Number	Title	Filing Date	Registration Date
EP0827563	Strengthening of Structural Members	22.01.1996	17.03.1999
CA2216631	Unknown (relates to Structural Members and PCT Application WO9622432)	Unknown	unknown
AU706549B	Reinforcement of Structural Members	22.01.1996	unknown
NZ298854	Reinforcement of structural members by drawing curable resin through dry fibres of high aspect ratio	Published 1999-02-25	09.06.1999
WO/1999/010675	Joint PCT Application with Rockwater Limited for Pipeline Manufacture.	21.08.1998	unknown

LSC Group Holdings Limited

Trade marks

TM Number	Mark Text	Type	Date	Status	Classes
2032479	MODULEMASTER	WO	05.09.1995	Expired	09
2155438	LACE	WO	14.01.1998	Registered	09
2161786	OFFICEMaster	WO	21.03.1998	Registered	09
2206377	LOCAM	WO	19.08.1999	Registered	09 16

Frazer-Nash Consultancy Limited

Trade marks

TM Number	Mark Text	Type	Date	Status	Classes
2372447	D-Risk	WO	08.09.2004	Registered	09 42
1575494	FNGUN	WO	15.06.1994	Registered	09
2440411	D-CIDE	WO	02.12.2006	Examined	09 42

Patents

Patent Number	Title	Filing Date	Registration Date
GB2383264	Seat Suspension System	20.12.2001	07.10.2003
GB2348496A	Method and apparatus for the detection of scratching and similar surface action to glass	31.03.1999	Not yet registered
GB2383264A	Seat suspension system	20.12.2001	Not yet registered
GB2305995A	Actuator for ejector release units	31.01.1986	Not yet registered
WO03070306	PCT Application for Breathing Device jointly owned with EME Electro Medical Equipment Ltd.	21.02.2003	Unknown status
AU2003232304	Breathing Device	10.09.2004	21.2.2003
JP2003569259	Breathing Device	20.08.2004	unknown
NZ535238	Breathing Device	10.09.2004	28.10.2005
US10505466	Breathing Device	14.03.2005	unknown

SCHEDULE 12

IT Systems and IT Contracts

Part 1

IT Systems

Relevant Group sites are as follows for the purposes of this Schedule 12 Part 1:

●	DRDL: Devonport, Keynsham and satellite offices at HMNB Clyde and Rolls Royce Derby;

●	ASL: Appledore;

●	LSC Group: Fradley Park (Litchfield), Weymouth and satellite office at RAF Wyton; and

●	FNC Group: Bristol (7 separate office premises), Dorking, Burton on Trent, Glasgow, Plymouth and Warrington.

1.
The DRDL, ASL, LSC Group and FNC Group sites all utilise local servers, communications networks, desktops, printers and other peripheral devices with connectivity to other DML Group sites via the DML Group WAN and the Internet via connections at Litchfield, Dorking and Plymouth.

2.
The computing environments in use across all sites are predominantly client/server based.  DRDL, ASL and LSC Group back office services are based on the use of Windows client/server software with Office and Outlook basic productivity tools. The DRDL Windows Active Directory forest extends beyond the Devonport site and supports the Keynsham, ASL and LSC Group-based services and users.

3.	FNC Group sites currently use Novell/GroupWise collaboration and productivity software.

4.
DRDL utilises Windows 2000 or 2003, VMS 6/7 or HPUX servers.  DRDL’s eBusiness Suite enterprise application modules and the bespoke, Oracle-based, planning and production management application run in the UNIX environment.  Legacy applications are time and attendance, labour booking and material procurement and these run in the VMS environment on Digital VAX and Alpha servers. Windows servers also run CAD (Autodesk), document management (Documentum), asset configuration and maintenance (Maximo), Dosimetry Control System (DCS) and major project planning and control (Primavera P3).

5.	LSC Group and FNC Group use a variety of engineering and analytical software packages, running them in a number of different environments as appropriate.

6.	The primary database products in use across all sites are Oracle and SQL*Server, with Oracle and other (eg, Crystal) reporting tools used for data extraction and report production.

7.	The DRDL Devonport site utilises two general purpose Windows attached Storage Area Networks (SANs), two UNIX SANs and one legacy VMS Shared Data Store.

8.	Legato Networker software manages corporate data backups. These are taken nightly between computer suites to fully automated tape libraries for business resilience purposes.

9.
The main DRDL network backbone design carries IP traffic that is switched/routed between the campus nodes and the user/server sub-networks. DML Group networks are predominantly based on CISCO architectures and products for which there are significant internal design and support skills/experience.

10.
There is a secure wide area network (DML Group WAN) provided as a managed service by Affiniti, used to store, process, import and export data with a maximum security marking of "UK-Restricted".  It uses the “wires only” BT MPLS IP Clear Network. There are standalone Group LAN’s at other non-DML Group sites at RAF Whyton, Rolls Royce Derby and Faslane which are also connected to the DML Group WAN.

11.
The DRDL Devonport and Keynsham sites have secure LAN connections with the main Authority network to support joint access to MoD & DML intranets, collaborative working, workflow, Restricted e-mail, etc.

12.	DRDL also has a separate “commercial” Windows infrastructure that hosts a Group Internet Collaborative Working Environment.

13.
The Group’s primary internet connectivity is hosted from the DRDL Devonport site, via a BT-managed secure and accredited configuration that uses dual resilient 100 MB bearers ramped down to 10 MB and incorporating dual resilient in-line firewalls for content and virus protection.  All DRDL internet browsing, internet e-mail and dial-in VPN services are provided via this connection.  The LSC Group and FNC Group sites have their own secure internet connections at the Litchfield and Dorking sites.

14.
The telephone services at the main DRDL Devonport Site are provided via two Siemens Realtis switches in a resilient configuration, with integrated cross-site DECT services also provided.  DML Group Mobile phone services are provided by T-Mobile, with a direct Mobex connection into the DRDL exchange.  There are small local exchanges at the ASL, DRDL, Keynsham and FNC Group sites.  The LSC Group Fradley Park site has a Cisco VOIP service.

15.
Polycom video conference facilities, linked via ISDN, are installed at the DRDL Devonport, Keynsham, ASL, FNC Group Dorking, Burton and Glasgow and LSC Group Fradley Park sites. These are maintained by a single service provider.

16.
DRDL’s applications portfolio comprises both Web and thick client COTS and bespoke applications.  Bespoke development strategy is now to develop for web deployment wherever possible.  DRDL Oracle applications are managed and developed using Oracle’s Designer and Developer 2000 toolset.  SQL*Server applications are developed using the Visual Studio software suite.

17.
The DML Group WAN and associated infrastructure is accredited (ADS Rev A Nov 2005) in accordance with the Manual of Protective Security (MPS) issued by the Cabinet Office and is authorised to hold information up to and including UK-Restricted. Various stand alone systems are accredited to hold information up to and including Top Secret.  DML also complies in general with the MoD's Security Manual (JSP440) where required as this is now closely aligned to the MPS.

Part 2

IT Contracts

Product/Service	Start	End	Supplier
Managed Service - Supply and Maintenance HP equipment	28-Jul-04	31-Mar-08	Hewlett Packard
Renewal of Desktop licences - Microsoft through Halliburton	01-Oct-06	30-Sep-07	KBR
PIE Licence	01-Jan-07	01-Mar-15	LSC Group
Omnetica WAN Connection (incl RAF Wyton and FNC)	22-Mar-05	21-Mar-10	Affiniti
Document Services Contract	01-Oct-04	30-Sep-09	Canon
MTI Maintenance (New Hardware) design supply support	01-Jul-05	30-Jun-08	MTI Technologies
Continuum (Managed Service)	01-Nov-05	31-Oct-08	TAC UK
T-Mobile Phones	01-Nov-05	31-Dec-07	T-Mobile
Desktop Software Visio	01-Oct-06	30-Sep-09	KBR
Oracle licences via Halliburton Agreement	01-Jun-06	25-May-09	KBR
Variation on WAN Contract	01-Oct-06	21-Mar-10	Affiniti
Oracle (Migrated CPU licenses - 4 CPU's)	01-Jul-06	30-Jun-07	Oracle
PS - Knowcom Amendment 6	01-Jun-06	31-May-07	Knowcom
Documentum -Halliburton	01-Jan-07	31-Dec-07	KBR
Server Software Desktop true-up	01-Oct-06	01-Sep-09	KBR
Network Disaster (NT & VMS combined)	01-Sep-06	31-Aug-07	NDR

Product/Service	Start	End	Supplier
AutoCAD	01-Jan-07	31-Dec-07	Autodesk
Maximo (Incl Primavera Interfaces)	01-Apr-06	31-Mar-07	MRO
HP Maintenance Service	01-Jan-07	31-Mar-08	Hewlett Packard
Kingston - Exchange Maintenance (All 3)	01-Feb-06	31-Jan-07	Affiniti
BT iNet Fortinet/Fortigate 3 year managed Service	01-Nov-06	01-Nov-09	BT iNet
Provision of support to Mercury Hardware	01-Jan-07	31-Dec-07	DML
Usage charges for outgoing telephone calls	01-Jan-07	30-Jun-07	Cable & Wireless
Annual maintenance contract for on-site desktop services	01-Apr-06	31-Mar-08	Hewlett Packard
Provision of support services and out of hours cover for SSMG IT Systems	01-Sep-03	01-Mar-08	ISHELP

SIGNED by
for and on behalf of KELLOGG BROWN
& ROOT HOLDINGS (U.K.) LIMITED	/S/ Paul Ferguson

SIGNED by
for and on behalf of BALFOUR
BEATTY PLC	/S/ Peter Zinkin

SIGNED by
for and on behalf of THE WEIR GROUP PLC	/S/Alan Mitchelson

SIGNED by
for and on behalf of BABCOCK
INTERNATIONAL GROUP PLC	/S/Peter Rogers

SIGNED by
for and on behalf of KBR, INC.	/S/Andrew D. Farley

ANNEXURE